          As filed with the Securities and Exchange Commission on April 16, 1998
                                                                Registration No.


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                               ------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------


                          WESTSTAR ENVIRONMENTAL, INC.
                 (Name of small business issuer in its charter)

                               ------------------


                   FLORIDA                              4953                            59-3066915
       (State or other jurisdiction of      (Primary Standard Industrial               (IRS Employer
       incorporation or organization)        Classification Code Number)            Identification No.)


         9550 REGENCY SQUARE BOULEVARD, SUITE 1109, JACKSONVILLE, FLORIDA 32225; (904) 721-7557
                     (Address and telephone number of principal executive offices)
                                           ------------------

                 9550 REGENCY SQUARE BOULEVARD, SUITE 1109, JACKSONVILLE, FLORIDA 32225
            (Address of principal place of business or intended principal place of business)
                                           ------------------

                                      MICHAEL E. RICKS, PRESIDENT
         9550 REGENCY SQUARE BOULEVARD, SUITE 1109, JACKSONVILLE,  FLORIDA 32225; (904) 721-7557
                       (Name, address, and telephone number of agent for service)
                                           ------------------


                                                  With copies to:
                 SCOTT RAPFOGEL, ESQ.                                        WILLIAM M. PRIFTI, ESQ.
                  MILLING LAW OFFICES                                          PRIFTI LAW OFFICES
         115 RIVER ROAD, BLDG. 12, SUITE 1205                                220 BROADWAY, SUITE 204
                  EDGEWATER, NJ 07020                                          LYNNFIELD, MA 01940
                    (201) 313-1600                                               (781) 593-4525
                                                ------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this registration statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. [x]

                         CALCULATION OF REGISTRATION FEE

                                                                            Proposed          Proposed
                                                               Amount        Maximum           Maximum           Amount of
                                                                to be    Offering Price       Aggregate        Registration
Title of each Class of Securities Being Registered           Registered   Per Security(1)   Offering Price(1)       Fee

Common Stock, $.001 par value (2).........................    1,150,000       $5.00         $5,750,000          $1,696.25

Representative's Common Stock Purchase Warrants (3).......      100,000       $.001               $100              $.03

Common Stock, $.001 par value (4)(5).....................       100,000       $6.00           $600,000            $177.00

TOTAL.....................................................                                  $6,350,100          $1,873.28

(1)      Estimated solely for purposes of calculating the registration fee.

(2) Includes 150,000 shares of Common Stock which may be issued subject to the Representative's over-allotment option.

(3) To be sold to the Representative upon the completion of the offering. Each such Warrant is exercisable for one share of Common Stock, $.001 par value.

(4)      Issuable upon exercise of the Representative's Common Stock Purchase
         Warrants.

(5) Pursuant to Rule 416 there are also registered hereby such additional, indeterminate number of shares as may become issuable by reason of the anti-dilution provisions of the Representative's Common Stock Purchase Warrants.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                               Page 1 of 245 pages
                            Exhibit Index at Page 76

                           WESTSTAR ENVIRONMENTAL INC.

                      ------------------------------------


                              CROSS-REFERENCE SHEET

                      ------------------------------------


                  SHOWING LOCATION IN PROSPECTUS OF INFORMATION
              REQUIRED BY ITEMS 1 THROUGH 23, PART I, OF FORM SB-2


       Item in Form SB-2                                      Prospectus Caption
       -----------------                                      ------------------

1.     Front of Registration Statement and
         Outside Front Cover of Prospectus .................  Facing Page of Registration Statement; Outside
                                                                Front Cover Page of Prospectus

2.     Inside Front and Outside Back
         Cover Pages of Prospectus..........................  Inside Front Cover Page of Prospectus;
                                                                Outside Back Cover Page of Prospectus

3.     Summary Information and Risk
         Factors............................................  Prospectus Summary; Risk Factors

4.     Use of Proceeds......................................  Use of Proceeds

5.     Determination of Offering Price......................  Outside Front Cover Page of Prospectus;
                                                                Risk Factors; Underwriting

6.     Dilution.............................................  Dilution

7.     Selling Security Holders.............................  Not Applicable

8.     Plan of Distribution.................................  Outside Front Cover Page of Prospectus;
                                                                Underwriting

9.     Legal Proceedings....................................  Business

10.    Directors, Executive Officers,
         Promoters and Control Persons......................  Management

11.    Security Ownership of Certain
         Beneficial Owners and Management ..................  Principal Stockholders

12.    Description of Securities............................  Description of Securities

13.    Interest of Named Experts and Counsel ...............  Experts; Legal Matters





14.    Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities....................................  Underwriting

15.    Organization Within Last Five Years .................  Business; Certain Transactions

16.    Description of Business..............................  Business; Risk Factors

17.    Management's Discussion and
         Analysis or Plan of Operation......................  Management's Discussion and Analysis of
                                                                Financial Condition and Results of Operations

18.    Description of Property..............................  Business

19.    Certain Relationships and
         Certain Transactions...............................  Certain Transactions

20.    Market for Common Equity and
         Related Stockholder Matters........................  Outside Front Cover Page of Prospectus;
                                                                Prospectus Summary; Risk Factors;
                                                                Market for Common Equity and
                                                                Related Stockholder Matters;
                                                                Description of Securities; Underwriting

21.    Executive Compensation...............................  Executive Compensation

22.    Financial Statements.................................  Financial Statements

23.    Changes in and Disagreements with
         Accountants on Accounting and
         Financial Disclosures..............................  Not Applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS             SUBJECT TO COMPLETION: DATED APRIL 16, 1998
----------
                                1,000,000 SHARES

                          WESTSTAR ENVIRONMENTAL, INC.

         The 1,000,000 shares of common stock, $.001 par value per share, (the "Shares" or the "Common Stock") offered hereby are being sold by Weststar Environmental, Inc., a Florida corporation (the "Company") at a purchase price of $5 per Share. Prior to this offering there has been no public market for the Common Stock and no assurance can be given that a public market will develop for such Common Stock after this offering. The public offering price for the Common Stock does not necessarily bear any direct relationship to the Company's assets, earnings, book value or any other established criteria of value and was arbitrarily determined by the Company and Westport Resources Investment Services, Inc., the Representative of the several Underwriters in this offering (the "Representative"). See "Risk Factors - Arbitrary Determination of Offering Price". The Representative has advised the Company that it intends to make a market in the Common Stock immediately after this offering, but it may discontinue those activities at any time. The Company's Common Stock has been tentatively authorized for listing on the NASDAQ-Small Cap Market under the proposed symbol "WSTX" upon the closing of this offering.

         THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AND "DILUTION."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                                  UNDERWRITING
                                                                                 DISCOUNTS AND                PROCEEDS TO
                                                    PRICE TO PUBLIC              COMMISSIONS(1)               COMPANY (2)
                                                    ---------------              --------------               -----------
Per Share......................                          $5.00                        $.50                       $4.50

Total (3)......................                        $5,000,000                   $500,000                  $4,500,000


(1) In addition, the Company has agreed: (i) to pay the Representative a 3% non-accountable expense allowance; (ii) to issue to the Representative, upon the closing of this offering, warrants to purchase up to 100,000 Shares, which warrants are exercisable for a period of four years, commencing twelve months from the date of this Prospectus, at $6.00 per Share; and (iii) to pay to the Representative consulting fees and certain other items of compensation. The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "1933 Act"). See "Underwriting".

(2) Before deducting expenses of the offering payable by the Company estimated at $363,508.29, including the non-accountable expense allowance payable to the Representative. See "Underwriting".

(3) The Company has granted the Representative an option (the "Over-allotment Option") exercisable within 45 days from the date of this Prospectus to purchase up to an additional 150,000 Shares on the same terms, solely to cover over-allotments, if any. If the Over-allotment Option is exercised in full, the total "Price to Public", "Underwriting Discount and Commissions" and "Proceeds to Company" will be $5,750,000, $575,000, and $5,175,000, respectively.
         ------------------

         The Shares are being offered by the Underwriters on a firm commitment basis, when, as and if delivered to and accepted by the Underwriters and subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the offering and to reject any order, in whole or in part. It is expected that delivery of the certificates representing the Shares will be made against payment therefor at the offices of the Representative at 315 Post Road West, Westport, CT 06880 on or about __________, 1998.

                  WESTPORT RESOURCES INVESTMENT SERVICES, INC.
                               315 POST ROAD WEST
                           WESTPORT, CONNECTICUT 06880

                 The date of this Prospectus is __________, 1998

         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH OTHERWISE MIGHT PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.




         The Company intends to furnish its shareholders with annual reports containing audited financial statements and a report thereon by its independent certified public accountants. In addition, the Company may furnish unaudited quarterly or other interim reports to its shareholders as it deems appropriate.



         The Company as issuer has undertaken to make post-effective amendments to the Registration Statement to which the Prospectus relates and to reflect therein any facts or events arising after the date hereof which represent a fundamental or material change in the information set forth herein or in said Registration Statement. Any such amendments, which relate to this Prospectus, will be disseminated to stockholders of the Company after the required filings with the Securities and Exchange Commission have been made.

                               PROSPECTUS SUMMARY

         The following information is qualified in its entirety by the more detailed information and the financial statements appearing elsewhere in this Prospectus. Prospective investors should also carefully consider the information set forth herein under "Risk Factors". Unless otherwise indicated (i) the information throughout this Prospectus assumes non-exercise of the Over-allotment Option and (ii) all per share data and information in this Prospectus relating to shares of Common Stock outstanding has been adjusted to give effect to a fifteen-for-one forward stock split effected on February 16, 1998.

                                   THE COMPANY

         Weststar Environmental Inc. (the "Company") is a non-hazardous, liquid waste management company that provides waste management services to governmental, commercial and residential customers. These services include the removal, transport, treatment and disposal of bio-solids, food service grease and septic waste. The Company also engages in the installation, replacement and repair of commercial and residential waste disposal systems. Plans to conduct a third area of business devoted to the recycling of non-hazardous waste materials are also being developed. At the present time, the Company's services are principally provided in the southeastern United States. The goal of management is to expand the Company's operations by conducting an aggressive acquisition program, increasing productivity and operating efficiency, and by internal growth.

         The Company was formed under the laws of the State of Florida on June 26, 1990. In February, 1998 the Company acquired all of the issued and outstanding capital stock of B&B Environmental Septic Services, Inc. ("B&B"), a Florida corporation principally engaged in the installation, replacement and repair of waste disposal systems and wastewater treatment and disposal. At the time of such acquisition, B&B was owned by the Company's shareholders. Unless context requires otherwise, references herein to the Company include the Company and its wholly-owned subsidiary, B&B. See "The Company", "Business" and "Certain Transactions".

                                  THE OFFERING

Securities Offered...................   1,000,000 Shares. (An additional 150,000
                                        Shares have been reserved for issuance
                                        pursuant to the Representative's Over-
                                        allotment Option.)

Offering Price.......................   $5.00 per Share.

Terms of Common Stock................   Holders of the Common Stock have one
                                        noncumulative vote for each share held.
                                        There are no preemptive, conversion or
                                        redemption privileges, nor sinking fund
                                        provisions with respect to the Common
                                        Stock. All of the Company's outstanding
                                        shares of Common Stock are validly
                                        issued, fully paid and non- assessable.
                                        The holders of shares of Common Stock
                                        are entitled to dividends when and as
                                        declared by the Board of Directors from
                                        funds legally available therefor and,
                                        upon
                                        liquidation, are entitled to share pro
                                        rata in any distribution to common
                                        shareholders.

Common Stock Outstanding
  as of the Date of this
  Prospectus.........................   1,690,000 shares of Common Stock
                                        (excluding 487,500 shares of Common
                                        Stock which may be issued in connection
                                        with outstanding options).

Common Stock Outstanding
  After the Offering.................   2,690,000 shares of Common Stock. These
                                        share amounts do not include (i) up to
                                        487,500 shares of Common Stock issuable
                                        upon the exercise of the Company's
                                        outstanding options; (ii) up to 150,000
                                        shares of Common Stock issuable upon the possible exercise by the Representative of the Over-allotment Option; or (iii) up to 100,000 shares of Common Stock issuable upon exercise of the
                                        Representative's Warrants.

Use of Proceeds......................   The Company intends to apply the net
                                        proceeds of this Offering to consolidate and reduce outstanding debt, to purchase equipment, to construct a grease processing facility, for corporate and/or asset acquisitions, for expansion and for working capital. See "Use Of
                                        Proceeds".

Risk Factors and Dilution ...........   The Shares offered hereby involve a high
                                        degree of risk and substantial dilution.
                                        Potential investors should carefully
                                        review the entire Prospectus and
                                        particularly, the sections entitled
                                        "Risk Factors" and "Dilution".

Proposed NASDAQ
  Symbol(1)..........................   Common Stock..............     WSTX











(1) Assumes that the Common Stock offered hereby will be eligible for NASDAQ-Small Cap Market listing and that a viable trading market therefor will develop, of which there can be no assurance.

                          SUMMARY FINANCIAL INFORMATION

         The following table sets forth summarized financial information regarding the Company and B&B Environmental Septic Services, Inc., on a combined basis for the periods indicated. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the audited financial statements and notes thereto set forth elsewhere in this Prospectus.

Income Statement Data:                                            Year Ended                    Year Ended
   (period ended)                                              December 31, 1996             December 31, 1997
                                                               -----------------             -----------------

Revenues                                                           $1,777,316                     $2,529,258

Net Income (Loss)                                                   (500,311)                        706,108

Net Income Per Share                                                    (.33)                          .47

Weighted Average Number
   of Shares Outstanding                                            1,500,000                      1,500,000


Balance Sheet Data:                          December 31, 1996                      December 31, 1997
   (at period ended)                              Actual                      Actual          As Adjusted(1)
                                             ----------------            ----------------     -----------

Current Assets                                  $95,603                    $451,762           $1,388,254

Total Assets                                  2,110,551                   2,195,100            4,931,592

Current Liabilities                           1,284,476                   1,182,912              140,767

Total Liabilities                             1,982,037                   1,823,687              423,687

Stockholders' Equity                            128,514                    371,413             4,507,905


(1) As adjusted to reflect the sale of the Shares offered hereby. The table does not assume the exercise of the Representative's Over-allotment Option, the Representative's Warrants or any outstanding stock options.

ALL REFERENCES TO THE COMPANY'S COMMON STOCK AND TO ITS AUTHORIZED AND OUTSTANDING SECURITIES THROUGHOUT THIS PROSPECTUS GIVE EFFECT TO A FORWARD SPLIT OF THE COMPANY'S OUTSTANDING COMMON STOCK IN FEBRUARY 1998, AT THE RATE OF FIFTEEN FOR ONE.

                                   THE COMPANY

         The Company is a non-hazardous, liquid waste management company which provides various non-hazardous, liquid waste management services to governmental, commercial and residential customers. The Company's services are currently provided in the states of Florida, Georgia, Alabama, Tennessee, Kentucky, West Virginia, Pennsylvania and Maryland. Such services include the removal, transport, treatment and disposal of bio-solids,food service grease and septic waste. See "Business - Services - Removal, Transport, Treatment and Disposal of Septic Waste, Bio-Solids and Grease". The Company is also engaged in the installation, repair and replacement of residential and commercial waste systems including drain fields, septic tanks, and grease traps. See "Business - Services - Repair, Maintenance and Installation of Commercial and Residential Waste Systems". Plans to conduct a third area of business involving the recycling of non-hazardous waste materials are under development. See "Business
- Services - Waste Recycling".

         The Company was incorporated in the State of Florida on June 26, 1990 under the name Weststar Environmental Pumping and Septic Service Inc. On March 12, 1993 its name was changed to Weststar Environmental, Inc. From inception through December 31, 1997, the Company operated as a Subchapter S corporation under the Internal Revenue Code of 1986 as amended (the "Code"). From January 1, 1998 through the present the Company has operated as a Subchapter C corporation under the Code.

         The Company believes that continuing initiatives of government authorities relating to environmental and waste disposal problems have resulted in significant opportunities for liquid waste management companies. Accordingly, the Company intends to use a significant portion of the proceeds of this offering to expand the range of services provided and the geographical area in which its services are provided. The Company intends to do so through the expansion of present activities and the acquisition of related businesses. No assurance can be given, however, that the Company will be successful with any of its expansion and acquisition plans.

         The Company's principal executive offices are located at 9550 Regency Square Blvd., Suite 1109, Jacksonville, Florida 32225, telephone (904) 721-7557.


                                  RISK FACTORS

         The securities offered hereby are speculative and involve a high degree of risk. Prospective investors, prior to making an investment decision, should carefully consider, along with other matters referred to herein, the risk factors contained in this section. This Prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act, which represent the Company's expectations or beliefs. The words "believe", "expect", "anticipate", "estimate", "project", "intend", and similar expressions identify forward-looking statements, which speak only as of the date such statement was made. Forward-looking statements may include, but not be limited to, future results of operations, growth plans, integration of new operations, financing needs, industry trends, consumer demand and levels of competition. These statements by their nature involve substantial risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those expressed in, contemplated by or underlying any such forward-looking statements. Statements in this Prospectus, including those contained in this Risk Factors section in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations", and in the Notes to the Company's Financial Statements, describe factors, among others, that could contribute to or cause such differences.

         1. Negative Working Capital, Possible Need for Additional Capital - At December 31, 1997, the Company had total current assets of $451,762 and total current liabilities of $1,182,912 or a negative working capital of $(731,150). The Company plans to increase its present business through expansion and acquisition. The rate at which such growth occurs depends, in part, on the capital resources available to the Company as well as its ability to locate and acquire suitable acquisitions. There can be no assurance that the net proceeds generated from this offering together with cash available from operating revenues will be sufficient to meet the Company's capital requirements for the planned growth of its business. The Company may require additional financing to realize such growth and there can be no assurance that such financing will be available in the amounts required or on satisfactory terms. See "Use Of Proceeds".

         2. Dependence on Major Customers - During the Company's fiscal years ended December 31, 1997 and December 31, 1996, three customers have accounted for approximately 71% of the Company's revenues. The City of Jacksonville/Jacksonville Electric Authority accounted for approximately 61.99% of total sales in 1997 and approximately 39.4% of total sales in 1996. Food Lion Supermarkets accounted for approximately 6.24% of total sales for 1997 and approximately 14.74% of total sales in 1996. Roto-Rooter accounted for approximately 2.07% of sales in 1997 and approximately 18.78% of total sales in 1996. The loss of the City of Jacksonville/Jacksonville Electric Authority and/or Food Lion Supermarkets as a customer would have a materially adverse effect upon the business of the Company. See "Business- Customers".

         3. Non-Compete Agreements; Right Of First Refusal - In connection with the Company's October 4, 1996 Asset Sale and Purchase Agreement (the "Asset Sale Agreement") with CBP Resources, Inc. ("CBP"), a non-affiliated Delaware corporation, the Company and Michael E. Ricks entered into ten year non-compete agreements. These non-compete agreements prohibit the Company and Mr. Ricks from owning, operating or managing any businesses engaged in the grease trap business, the recycling of waste frying oil business and/or the rendering business or any business engaged in the sale of any related products or services in the states of North Carolina, South Carolina, Tennessee, Virginia, West Virginia, Maryland, Alabama and the District of Columbia and within certain areas bordering such states (the "Prescribed Territory"). The Company's restricted activities in these areas could have an adverse effect on the Company's proposed expansion and acquisition plans. Notwithstanding the foregoing, CBP has granted the Company the limited right to engage in certain activities prohibited by the non-compete agreements in the states of Tennessee, Alabama, West Virginia and Maryland. The Asset Sale Agreement also contains a right of first refusal in favor of CBP. It provides that, if at any time, during the ten year period commencing October 4, 1996, the Company, an affiliate of the Company or a shareholder of the Company makes an offer to sell any business within the Prescribed Territory engaged in the grease trap business, waste frying oil business or rendering business, that the Company will give written notice to CBP of the terms of any such proposed sale. CBP shall thereafter have thirty days to negotiate an agreement with the seller of such business. (See "Business - Services - Removal,

Transport, Treatment and Disposal of Septic Waste, Bio-Solids and Grease - Asset Sale Agreement - Business Restrictions").

         4. Dependence on Third Party Landfills and Land Application Sites - A portion of the waste collected by the Company is delivered to third party landfills and/or land application sites under informal arrangements or without long-term contracts. If these third parties increase their disposal fees and the Company is unable to pass along the increase to its customers, or if these third parties discontinue their arrangements with the Company and the Company is unable to locate alternative disposal sites, the Company's business and results of operations would be adversely affected.

         5. Dependence on Government Contracts - For the years ended December 31, 1997 and December 31, 1996, approximately 67.6% and 43.2% of the Company's revenues were derived from services provided to governmental customers and it is anticipated that a substantial portion of the Company's future revenues will be derived from governmental customers. Government contracts are subject to special risks, including delays in funding; lengthy review processes for awarding contracts; non-renewal; delay, termination, reduction or modification of contracts in the event of changes in the government's policies or as a result of budgetary constraints; and increased or unexpected costs resulting in losses, all of which could have a material adverse effect on the business of the Company. See "Business - Customers" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

         6. Government Regulation - The waste management business is subject to extensive and frequently changing local, state and federal laws and substantial regulation under these laws by governmental agencies, including the United States Environmental Protection Agency (the "EPA"), various state agencies and county and local authorities acting in conjunction with such federal and state entities. This extensive regulatory framework imposes significant compliance burdens and risks on the Company. Furthermore, amendments to existing statutes and regulations, adoption of new statutes and regulations and the Company's expansion into other jurisdictions and waste management services could require the Company and others in the industry to continually alter methods of operations at costs that will likely be substantial and which could adversely affect the Company. There can be no assurance that the Company will be able, for economic reasons or otherwise, to comply with future laws and regulations. The Company believes that it is presently in substantial compliance with all material federal, state and local laws and regulations governing its operations and that such compliance has not had any material effect upon its capital expenditures, net income, financial condition or competitive position. See "Business Government Regulation".

         7. Significant Competition in Waste Management Industry - The waste management industry is extremely competitive and requires substantial amounts of capital. Although competition varies by locality and type of service, the Company's principal sources of competition are: local companies, which provide primarily collection services to customers in a limited geographic area; large companies which operate over a more extensive geographic area, provide integrated waste management services, own or operate disposal sites and engage in various waste transfer and resource recovery activities; and municipalities and other governmental authorities. Many of the Company's competitors are well established and have substantially greater marketing, financial, technological and other resources than the Company. In addition, many of the Company's competitors offer services not currently offered by the Company and have capabilities not currently possessed by the Company. Although it has been the Company's experience that there are available subcontractors which possess capabilities which can be integrated with those offered by the Company, competitors which possess these capabilities internally may be able to provide such services more cost effectively. There can be no assurance that the Company will have the ability to compete effectively. See "Business - Competition".

         8. Competitive Bidding - In many instances, the Company obtains contracts for its services through the process of competitive bidding. There can be no assurance that the Company will be successful in having its bids accepted or, if accepted, that awarded contracts will generate sufficient revenues to result in profitability for the Company. Additionally, inherent in the competitive bidding process is the risk that if a bid is submitted and a contract is subsequently awarded, actual performance costs may exceed the projected costs upon which the submitted bid or contract price was based. To the extent that actual costs exceed the projected costs on which bids or contract prices were based, the Company's profitability could be materially adversely affected.

         9. Potential Environmental Liability - The Company is subject to liability for any environmental damage that its operations may cause, including any contamination of drinking water sources or soil. To date, the Company has not incurred any such liability for environmental damage and does not believe that its operation as a non-hazardous waste management company will result in any such liability in the future. No assurance can be given however, that this will prove to be the case. Any substantial liability for environmental damage incurred by the Company could have a material adverse effect on the Company's business and results of operations.

                  As is typically the case in the non-hazardous waste industry, the Company is able to obtain only very limited environmental impairment insurance regarding its operations. An uninsured or underinsured claim of sufficient magnitude would require the Company to fund such claim from cash flow generated by operations or other sources. There can be no assurance that the Company would be able to fund any such claim from operations or from other sources.

         10. Extensive Permitting and Licensing Requirements - The Company is required to obtain and maintain in effect various federal, state, and local permits and licenses in connection with its waste collection, transportation and disposal operations. These permits and licenses are difficult, time consuming, and, in certain instances, are costly to obtain, may be subject to community opposition, opposition by various local elected officials or citizens, regulatory delays and other uncertainties. In addition, certain permits may be subject to modification, renewal, or revocation by the issuing agencies after issuance, which may increase the Company's obligations and reopen opportunities for opposition relating to the permits. Moreover, from time to time, regulatory agencies may impose moratoria on, or otherwise delay, the review or granting of these permits or licenses or such agencies may modify the procedures or increase the stringency of the standards applicable to the review or granting of such permits or licenses.

                  There can be no assurance that the Company will be successful in obtaining and maintaining in effect the permits and licenses required for the successful operation and growth of its business. The failure of the Company to obtain or maintain in effect a permit or license significant to its business would have a material adverse effect on the Company's business and results of operations.

         11. Dependence on Acquisitions For Growth; Availability of Acquisition Targets; Potential Liabilities Associated with Acquisitions - The rate of future growth and profitability of the Company will be dependent, in part, upon its ability to identify and acquire additional nonhazardous waste management and related businesses. This strategy involves risks inherent in assessing the values, strengths, weaknesses, risks, and profitability of acquisition candidates, including adverse short-term effects on the Company's reported operating results, diversion of management's attention, dependence on retaining, hiring and training key personnel, and risks associated with unanticipated problems or latent liabilities. There can be no assurance that acquisition opportunities will be available, that the Company will have access to the capital required to finance potential acquisitions, that the Company will be able to acquire additional businesses or that any businesses acquired by the Company will be integrated successfully into the Company's operations or prove profitable.

                  In addition to the foregoing, the businesses acquired by the Company may have liabilities that the Company does not discover or may be unable to discover during its pre-acquisition investigations, including liabilities arising from environmental contamination or non-compliance by prior owners with environmental laws or regulatory requirements, and for which the Company, as a successor owner or operator, may be responsible. Certain environmental liabilities, even if expressly not assumed by the Company, may nonetheless be imposed on the Company under certain legal theories of successor liability. The Company may be required under federal, state, or local law to investigate and remediate this contamination, if any. Any indemnities or warranties, due to their limited scope, amount, duration, the financial limitations of the indemnitor or warrantor, or other reasons, may not fully cover such liabilities. See "Business - General - Growth Strategy".

         12. Dependence on Chief Executive Officer - The Company is highly dependent on the services of Michael E. Ricks, the Company's president and chief executive officer. The Company and Mr. Ricks entered into a three year employment contract on April 28, 1997. The loss of the services of Mr. Ricks could have a material adverse effect on the Company (see "Certain
Transactions").

         13. Control of the Company - The Common Stock offered hereby will represent a minority of the Company's outstanding voting stock after its issuance. Since each common share is entitled to one vote which is non-cumulative, investors in the offering will have no effective voting voice in the Company's management which will continue to be controlled by the Company's current shareholders. These current shareholders presently own an aggregate of 1,690,000 shares of Common Stock and own stock options exercisable for the purchase of up to an additional 487,500 shares of Common Stock. See "Principal Stockholders" and "Certain Transactions".

         14. Ability To Manage Growth, To Integrate Acquired Businesses and To Achieve Operating Efficiencies - The Company's strategy of growing through acquisitions and expansion is expected to place significant burdens on the Company's management and on its operational and other resources. The Company will need to attract, train, motivate, retain, and supervise its senior managers, technical professionals and other employees. Any failure to expand its management information system capabilities, to implement and improve its operational and financial systems and controls or to recruit appropriate additional personnel in an efficient manner and at a pace consistent with the Company's business growth could have a material adverse effect on the Company's business and results of operations.

         15. Bonding Requirements - The Company is required, in certain instances, to post bid and/or performance bonds in connection with contracts or projects with government entities and, to a lesser extent, private sector customers. Approximately 36% of the Company's revenues for the year ended December 31, 1997 were derived from contracts or projects which required the Company to post bid and/or performance bonds. In addition to bid and performance bond requirements, new legislation in various jurisdictions may require the posting of substantial bonds or require waste management companies to provide other financial assurances covering their activities. There can be no assurance that personal guarantees or other security necessary to obtain bonding coverage will be available in the future or that the Company will be able to obtain bonds in the amounts required or have the ability to increase its bonding capacity, if necessary or desired. In the event the Company is unable to obtain bonding coverage there could be a materially adverse impact on the Company's operations. See "Business - Insurance and Bonding".

         16. Potential Liability and Insurance - The waste management industry involves potentially significant risks of statutory, contractual and common law liability. The Company carries a broad range of insurance coverage, which the Company considers sufficient to meet regulatory and customer requirements and to protect the Company's assets and operations. The Company also obtains additional insurance as required on a project-by-project basis. The Company attempts to operate in a professional and prudent manner and to reduce its liability risks through specific risk management efforts. See "Business - Insurance and Bonding".

         17. Arbitrary Determination of Offering Price - The Offering price for the Shares has been arbitrarily determined by the Company and the Underwriter and the price bears no relationship to the Company's assets, earnings, book value or other such criteria of value. See "Business" and "Underwriting".

         18. Dilution - Based on the net tangible book value of the Company at December 31, 1997, purchasers of the Shares offered hereby will incur immediate substantial dilution in the net tangible book value of their shares of Common Stock of approximately $3.20 per Share from the public offering price of $5.00 per Share. The foregoing does not assume the exercise of the Over-allotment Option, the exercise of the Representative's Warrants, or the exercise of any outstanding stock options and does not take into account the February 1998 sale by the Company of an aggregate of 190,000 shares of Common Stock. The net tangible book value of the shares of Common Stock owned by the Company's existing stockholders will increase by approximately $1.55 as a result of the consummation of this offering. As of the date of this Prospectus, the Company has outstanding stock options to purchase 460,000 shares of Common Stock at an exercise price of $5 per share and outstanding stock options to purchase 27,500 shares of Common Stock at an exercise price of $.001 per share. The exercise of such latter stock options will result in additional dilution to the purchasers of the Shares offered hereby. In the event all such outstanding options were exercised, the total number of shares of Common Stock outstanding after the offering would be 3,177,500. See "Dilution", "Management - Executive Compensation - Stock Option Plan", and "Description of Securities - Outstanding Options".

         19. No Assurance of Public Market - Prior to this offering, there has been no public market for the Common Stock, and there is no assurance that a public market for the Common Stock will develop after this offering. If a trading market does in fact develop for the Common Stock offered hereby, there is a possibility that it will not be sustained. Therefore, there can be no assurance that any of the Shares offered hereby can be resold at or near the offering price. The Company anticipates that upon completion of this offering, the Company's Common Stock will be quoted on the NASDAQ - Small Cap Market. If the Company's Common Stock is not originally or subsequently eligible for listing, purchasers of the Shares may have difficulty in selling their Shares should they desire to do so.

         20. Possible Issuance of Additional Shares of Common Stock - The Company's Articles of Incorporation authorize the issuance of 10,000,000 shares of Common Stock. Upon the sale of all of the Shares offered hereby and exercises, if any, of outstanding stock options, approximately 68.22% of the Company's authorized common shares will remain unissued. The Company's board of directors has the power to issue any or all of such additional common shares for general corporate purposes without shareholder approval. Management presently anticipates that it may choose to issue such shares to acquire business interests or other types of property in the future, although the Company presently has no commitments, contracts or intentions to issue any additional common shares except as otherwise disclosed in this Prospectus. Potential investors should be aware that any such stock issuances may result in a reduction of the book value or market price of the outstanding common shares. If the Company issues any additional common shares, such issuance will reduce the proportionate ownership and voting power of each other common shareholder.

         21. Potential Sales Pursuant to Rule 144 and Otherwise; Adverse Effect on Market Price of Common Stock. Future sales in the public market of previously issued restricted shares of Common Stock pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), could have a material adverse effect on the market price of the Company's Common Stock. In connection with the foregoing, certain Company shareholders including Company officers and directors, certain holders of Company stock options and holders of 5% or more of the Company's outstanding Shares have agreed with the Underwriter to a lockup of their Shares. See "Market For Common Equity And Related Stockholder Matters", "Description Of Securities" and "Underwriting".

         22. Dividends Not Likely - There can be no assurance that the proposed operations of the Company will result in sufficient revenues to enable the Company to operate at profitable levels or to generate a positive cash flow. For the foreseeable future it is anticipated that any earnings which may be generated from operations of the Company will be used to finance the growth of the Company and that cash dividends will not be paid to stockholders.

         23. Representative's Warrants - In connection with this offering, the Company has agreed to sell, for a nominal price, to the Representative, warrants (the "Representative's Warrants") to purchase at a price of $6.00 per share, up to 100,000 Shares. The Representative's Warrants are exercisable for a four year period commencing 12 months after the effective date of this Prospectus. The Representative's Warrants contain anti-dilution provisions which, among other things, provide for a reduction of the purchase price per Share and an increase in the number of Shares that may be purchased if, under certain circumstances, the Company issues or sells shares of Common Stock below the then exercise price per Share or the then market price of the

Common Stock. To the extent that all or a portion of the Representative's Warrants are sold or exercised and all or a portion of the underlying securities are sold, the market price of the Company's Common Stock may be adversely affected and the Company's ability to raise additional capital may be impaired, following exercise of such rights. See "Underwriting".


                                 USE OF PROCEEDS

         The net proceeds to the Company from the offering, after deducting underwriting discounts and commissions and offering related expenses, are estimated to be approximately $4,136,492 without giving effect to the exercise of the Underwriter's Over-allotment Option. The Company intends to use the net proceeds from the offering in the approximate amounts shown below for the purposes listed:


                                                                                       Percent
                                                                                         of
           Anticipated Use                                    Approximate Amount        Total

Debt consolidation and reduction(1)                                $1,400,000            33.9%
Equipment purchases(2)...............................                 300,000             7.2%
Construction of grease processing facility(3)                         500,000            12.1%
Acquisition and expansion(4).........................               1,100,000            26.6%
Working capital(5)...................................                 836,492            20.2%

     TOTAL...........................................              $4,136,492             100%

------------------


(1) The Company intends to pay off all of its short and long term debt, including loans made to the Company by Company officers and directors, with the exception of the mortgage on the Deland, Florida property and standard trade payables (see "Certain Transactions").

(2) The Company intends to purchase approximately 4 new or used tank trailers, hereinafter referred to as "tankers", at an approximate cost of $20,000 per tanker. Tankers are used to pump out, store and transport liquid waste removed by the Company to environmentally approved treatment facilities. The Company also intends to purchase approximately 3 new tractors at an approximate cost of $60,000 per tractor. Tractors are used to transport the tankers. In addition to the foregoing, the Company intends to upgrade pumps and make improvements to existing equipment. The Company presently owns 15 tankers and 4 tractors and leases 5 tractors. The Company intends to curtail or discontinue its leasing of tractors following such purchases.

(3) The facility is intended to serve as a waste treatment and recycling prototype. The proceeds allocated for this purpose are expected to be sufficient to construct the facility and lease the underlying land. The Company expects such facility to be constructed and become operational approximately three months after the completion of the offering. Based upon results of operations, the Company intends to build up to five more similar facilities over the next two years. No assurance can be given, however, that this will prove to be the case. See "Business - Services - Waste Recycling".

(4) Includes costs relating to the expansion and/or acquisition of waste management facilities or businesses including operating costs. Such costs would include, among others, costs associated with purchase or lease and upgrading of property, acquisition, construction, permitting, equipment and personnel.

(5) To be used for general corporate purposes. This working capital will also permit the Company to carry greater receivables from expected sales increases, although no assurance can be given that this will prove to be the case. The Company anticipates that the net proceeds from the offering will be sufficient to meet its working capital requirements for at least 24 months following the completion of this offering.

         Management presently intends to utilize the net proceeds of the offering for the specific purposes set forth herein. Notwithstanding the foregoing, none of the expenditures described above constitutes a firm commitment by the Company. Projected expenditures are estimates or approximations only. Future events, including changes in the economic climate or the Company's planned business operations including the success or lack of success of the Company's intended business activities could make shifts in the allocation of funds necessary or desirable. Any such shifts will be at the discretion of the board of directors of the Company. Until utilized, the net proceeds of this offering may be invested in short-term interest bearing obligations such as United States government obligations, bank certificates of deposit and money market funds.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that a public market for the Common Stock will develop after this offering. The Company anticipates that upon completion of this offering that its Common Stock will be traded on the NASDAQ - Small Cap Market.

         Presently, the Company has 1,690,000 shares of Common Stock issued and outstanding which are held by approximately 22 persons. An additional 487,500 shares of Common Stock are subject to issuance upon exercise of outstanding stock options. Upon completion of this offering, 1,500,000 of the 1,690,000 outstanding shares of Common Stock will be eligible for sale under Rule 144 of the Securities Act of 1933, as amended. Notwithstanding the foregoing, the Company's officers and directors, the holders of the 460,000 stock options exercisable at $5 per share, and the holders of 5% or more (the "5% Holders") of the outstanding shares of the Company's Common Stock immediately prior to the date of this Prospectus, have agreed with the Representative not to sell any of their shares, options, or underlying shares for an 18 month period following the closing of this offering without the prior consent of the Representative. The 5% Holders have further agreed not to sell or transfer any of their Shares for an additional 18 month period without the prior consent of the Representative or unless the Share market price, adjusted for splits, remains above $7.50 for a period of 20 consecutive days immediately prior to any sale by them (see "Underwriting").

         The Company paid dividends during the years ended December 31, 1997 and December 31, 1996 in the respective amounts of $106,000 and $70,000. There are no restrictions that limit the Company's ability to pay dividends on the Common Stock or that are likely to do so in the future. Notwithstanding the foregoing, for the foreseeable future, it is anticipated that any earnings which may be generated from operations of the Company will be used to finance the growth of the Company and that cash dividends will not be paid to stockholders. (See "Risk Factors - Dividends Not Likely".)


                                    DILUTION

         The following table sets forth as of December 31, 1997 the difference between the present stockholders and the new stockholders with respect to the number of Shares purchased from the Company in the offering, the total cash consideration paid and the average price per share, assuming an initial public offering price of $5.00 per Share and before the deduction of underwriting discounts and commissions and offering expenses payable by the Company. The table does not assume the exercise of any outstanding stock options, including 27,500 dilutive options, the Underwriter's Warrants or the exercise of the Underwriter's Over-allotment option.

                                       Shares Purchased             Total Consideration
                                                  Percent                        Percent       Average Price
                                     Number      of Total           Amount      of Total         Per Share
                                     ------      --------           ------      --------         ---------

Present stockholders                1,500,000          60%           $94,092        1.8%            $.06

New stockholders                    1,000,000          40%        $5,000,000       98.2%           $5.00

       TOTAL                        2,500,000         100%        $5,094,092       100%            $1.89



                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of December 31, 1997 and as adjusted to give effect to the issuance and sale by the Company of the Shares offered hereby. The table does not assume the exercise of the Representative's Over-allotment Option, the Representative's Warrants or any outstanding stock options. It gives effect to the Company's February 1998 fifteen-for-one forward stock split and February 16, 1998 acquisition of B&B. This table should be reviewed in conjunction with the combined audited financial statements of the Company and B&B and the notes thereto included elsewhere in this Prospectus:


                                                                                     December 31, 1997
                                                                          -------------------------------------
                                                                          Actual                    As Adjusted
                                                                          ------                    -----------

Long-term debt.................................................       $    640,775              $     282,920
Current portion of long-term debt..............................            314,913                     11,742
Stockholders' equity
   Common stock, $.001 par value;
     10,000,000 shares authorized;
     1,500,000 shares issued and outstanding(1);
     2,500,000 shares as adjusted(1)...........................              1,500                       2,500
   Additional paid-in capital..................................             92,592                   4,228,084
   Retained earnings...........................................            277,321                     277,321
     Total Stockholders' equity................................            371,413                   4,507,905

Total Capitalization...........................................       $  1,327,101              $    4,802,567


(1) Does not give effect to the Company's sale in February, 1998 of an additional 190,000 shares of Common Stock.


                                 DIVIDEND POLICY

         The Company, by reason of its contemplated future financial requirements and business plans, does not contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. The Company presently plans to retain earnings, to the extent that there are any, to finance the development and expansion of its business. See "Risk Factors".


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         The Company's current operations consist of the activities of the Company and its wholly owned subsidiary, B&B. The Company's principal business is the removal, transportation, treatment and disposal of liquid waste; the installation, maintenance and repair of residential and commercial waste management systems; and the removal and disposal of food service grease from restaurants and other food service establishments. All statistical references to the Company under Management's Discussion and Analysis of Financial Condition and Results of Operations are to the Company and B&B on a combined basis.

         The following information is intended to highlight key developments in the Company's operations and to identify other factors affecting the Company's combined results of operations for the years ended December 31, 1997 and December 31, 1996. The information should be read in conjunction with the audited financial statements and notes thereto set forth elsewhere in this Prospectus.


                                                                        12 MONTHS ENDED DECEMBER 31
                                                            ------------------------------------------------------------
                                                              1996              %                1997               %
                                                               ----              -                ----               -
Revenues                                                    $1,777,316            100           $2,529,258           100
Cost of Sales                                               $1,083,690          60.97             $766,188         30.29
Gross Profit                                                  $693,626          39.03           $1,763,070         69.71
SG&A Expense                                                $1,002,245          56.39           $1,021,134         40.37
Operating Profit (Loss)                                     ($308,619)        (17.36)             $741,936         29.34
Gain or Loss on Disposal of Fixed Assets(1)                    $71,517           4.02            ($35,828)          1.42
Net Income                                                  ($237,102)        (13.34)             $706,108         27.92
Prior Period Adjustment(2)                                  ($263,209)        (14.81)
Net Loss                                                    ($500,311)        (28.15)
Net (Loss) Income per Common Share                              ($.33)                                $.47
*No. of Shares Outstanding                                   1,500,000                           1,500,000

* Gives effect to February 1998 15 for 1 stock split

(1) The loss on disposal of fixed assets for the twelve months ended December 31, 1996 resulted from the Company's early termination of an equipment lease. The gain on disposal of fixed assets for the twelve months ended December 31, 1997 resulted from the allocation of part of the purchase price from the CBP Asset Sale and Purchase Agreement (the "Agreement") to equipment which had previously been depreciated by the Company to values below that allocated to the equipment by the Agreement.

(2) Certain errors, resulting in an overstatement of previously reported assets and an understatement of expenses for the fiscal year ended December 31, 1996 were corrected in 1997 resulting in changes to retained earnings as of December 31, 1996 and the related Statement of Income for the year then ended. See "Notes to Financial Statements -
         Note 11".


RESULTS OF OPERATIONS

For the Years Ended December 31, 1997 and December 31, 1996

         The Company's revenues were $2,529,258 for the year ended December 31, 1997, an increase of $751,942 or 42.31% over the year ended December 31, 1996. This increase in revenues is due to several factors. Foremost, was an increase in sales of $942,062 to the government sector. Additionally, $284,250 of deferred revenues from the 1996 sale of a portion of the Company's grease trap business to CBP Resources, Inc. (the "1996 Sale") was recognized in 1997. The foregoing sales increases were offset to a certain extent however, by the reduced revenues from the Company's grease trap business directly attributable to the 1996 Sale.

         Cost of sales for the year ended December 31, 1997 were $766,188 or 30.29% of gross revenues as compared to cost of sales of $1,083,690 or 60.97% of gross revenues for the year ended December 31, 1996. The large improvement in cost of sales resulted primarily from the sale of grease trap business routes in North Carolina and South Carolina in connection with the 1996 Sale and the discontinuation of the Company's licensing arrangement with Roto Rooter. Fuel costs in 1997 were down by $60,744 or 38.83% when compared to the same costs in 1996 primarily due to the decline in grease trap routes following the 1996 Sale. Labor costs in 1997 were down $296,846 or 41.72% when compared to the same costs in 1996. This decline was primarily due to the October 1996 cancellation of the Company's license agreement with Rotor Rooter which required the Company to bear high labor costs and to the decline in labor requirements resulting from the 1996 Sale. The increased business volume with the government and municipality sector in 1997 also resulted in a lower cost of sales compared to 1996, thereby contributing to the higher gross margin.

         Selling, general and administrative expenses were $1,021,134 for the year ended December 31, 1997 as compared to $1,002,248 for the year ended December 31, 1996. Although the dollar amount of expenses were similar for each of 1997 and 1996, as a percentage of sales, 1997 selling, general and administrative were 40.37% as compared to 56.39%in 1996 reflecting the Company's greater efficiency in expense control in relation to revenues. The Company has replaced equipment as needed and depreciation expense remained relatively constant at $220,517 in 1997 as compared to $226,907 in 1996. A major component of expense is the cost of insurance, which the Company seeks to obtain at the most competitive rates. For the year ended December 31, 1997 insurance expense was $100,622, down from $121,955 for the year ended December 31, 1996.

         Salary and wages for the year ended December 31, 1997 were $306,953 as compared to $258,458 for the year ended December 31, 1996. This 18.76% increase was due to addition of a part-time accounting person and an in-house attorney. Interest expense rose from $103,421 for the year ended December 31, 1996 to $173,923 for the year ended December 31, 1997. This represents a 68% increase. The increase was caused by several factors including the Company's replacement of lower cost long term debt with more expensive short term debt and the Company's incurring greater equipment lease fees and costs, part of which were treated as interest expense.

LIQUIDITY AND CAPITAL RESOURCES

         For the year ended December 31, 1997 the Company financed its activities primarily from cash flow from operations and loans from stockholders and other financial lenders. The Company generated $327,900 net cash from operations and used $219,189 of this cash to purchase property and equipment. The Company used $96,813 of the remaining cash funds for financing activities. This left $11,788 in increased cash for the year ended December 31, 1997. For the year ended December 31, 1996, the Company also used cash flow from operations and debt to finance its operations, along with the sale of a portion of its grease trap routes. Net cash from operations of $461,932 and net cash from borrowings and repayments of $97,764 was used to purchase $559,380 of property and equipment.

         As a Subchapter S Corporation, taxes on profits are paid by the individual stockholders. Dividends have been declared in the past to enable the Company's stockholders to pay their taxes.

Dividends of $106,000 were paid in the year ended December 31, 1997 compared to $70,000 of dividends which were paid in the year ended December 31, 1996. The Company converted to a Subchapter C Corporation as of January 1, 1998 so there will not be a necessity to pay dividends for this purpose for fiscal 1998 and beyond. The current working capital position (current assets less current liabilities) of the Company at the year ended December 31, 1997 was a negative $713,150 as compared to a negative working capital position of $1,188,873 at the year ended December 31, 1996. Stockholder loans of $319,634 at December 31, 1997, and $160,911 at December 31, 1996 are classified as current liabilities since they were made on a demand basis, even though they are subordinated to financial debt. Part of the proceeds from the offering is intended to be utilized to pay off the Company's short and long term debt. This is expected to free up approximately $25,000 per month which is currently utilized by the Company to service such debt.

         For the year ended December 31, 1997, the Company had pre-tax profits (net income) of $706,108 as compared to a loss of $500,311 for the year ended December 31, 1996 and pre-tax profits of $493,240 for the year ended December 31, 1995. In 1996, the Company decided to cancel its Roto Rooter license for Jacksonville, Florida and sell a portion of its grease trap routes to CBP Resources, Inc. These two events were a major factor contributing to this loss. Also, equipment was written down by $205,071 to better reflect current values. Profits (net income) as a percentage of revenues were 27.92% for 1997 and 20.63% for 1995.

         The Company put increased emphasis on the government sector in 1997 and expects to continue to bid on additional government jobs in the future. The major emphasis for the Company in the next two years will be to gain access to the yellow grease market since the current customer base gives the Company an inroad to a readily available supply of yellow grease. In addition, the Company plans to build belt-processing plants to allow for a more efficient method of land applying wastewater bio-solids and brown grease. Strategic acquisitions in the same or similar lines of business will be sought out to expand the Company's geographical territory and increase revenues without deteriorating the Company's net profit margin. To accomplish this task, the Company will need to expand its management team to successfully integrate the acquired companies into a synergistic unit.


                                    BUSINESS

GENERAL

Corporate History

         The Company was incorporated in the State of Florida on June 26, 1990. In February 1994 the Company's shareholders purchased B&B from unaffiliated third parties to take advantage of the operating efficiencies presented by the purchase of an entity also engaged in the nonhazardous liquid waste management field and to take advantage of B&B's tax loss carryforwards. B&B was purchased by the Company's shareholders rather than by the Company, since the Company was a Subchapter S corporation at the time of purchase, and therefore unable to own B&B directly. Effective January 1, 1998 the Company became a Subchapter C corporation and on

February 16, 1998 the B&B shareholders, whose ownership of B&B common stock duplicated their ownership of the Company, transferred ownership of B&B to the Company.

         Effective April 29, 1997 the Company entered into an Agreement and Plan of Reorganization (the "Plan of Reorganization") with Northstar Holding Corporation, a Florida corporation ("Northstar"), Weststar Acquisition Corp., a Florida corporation ("Weststar Acquisition"); B&B; B&B Acquisition Corp., a Florida corporation ("B&B Acquisition Corp."); and Michael E. Ricks. The Plan of Acquisition resulted in the acquisition of the Company and B&B, by Weststar Acquisition (the "Weststar Corporate Acquisition") and B&B Acquisition (the "B&B Corporate Acquisition"), respectively, in separate but simultaneous reverse triangular merger transactions, whereby the surviving corporations following such mergers were the Company and B&B. At the time of such transactions, the Company and B&B had common ownership and common management and Northstar, Weststar Acquisition and B&B Acquisition had common ownership and common management. The mergers were accomplished in contemplation of the subsequent acquisition of the Company and B&B by Northstar (the "Northstar Corporate Acquisition"), a company without assets or liabilities which was intended to serve as a holding company for the Company and B&B. Subsequent to the execution of the Plan of Reorganization, but prior to the proposed Northstar Corporate Acquisition, the parties abandoned their plans to have Northstar serve as a holding company. In connection with the execution of the Plan of Reorganization, Northstar's three shareholders, William Perry, Marie Stubbs and Peggy Stubbs, transferred 1/3 of the shares of Northstar and two other companies owned by them, Empire Energy, Inc. and Southern Trailer Manufacturing Inc., to the shareholders of the Company. In consideration thereof, the shareholders of the Company and B&B, who held in the aggregate 100,000 shares of each of the Company and B&B, transferred an aggregate of 66,667 of the shares of each of the Company and B&B to the three former shareholders of Northstar. Subsequently, effective October 5, 1997 Northstar was merged with and into the Company with the Company being the surviving corporation.

         The Company amended its articles of incorporation on February 16, 1998 for the purpose of increasing the Company's authorized capital from 100,000 shares of common stock, $1 par value, to 10,000,000 shares of common stock, $.001 par value. This was done in contemplation of this offering and to effect a stock split. Pursuant to such stock split, the Company's 100,000 outstanding shares of common stock were converted at the rate of 15-for-1 into 1,500,000 shares of common stock. Subsequent to the certificate amendment and stock split, the Company has issued an additional 190,000 shares of common stock. See "Certain Transactions".


Industry Overview

         The U.S. non-hazardous waste collection and disposal industry generated estimated revenues of approximately $25,000,000,000 in 1997. Industry revenues are derived primarily from collection and hauling services, disposal services and processing/recycling services. The nonhazardous waste industry is regional in nature and highly fragmented. It is currently estimated that 95% of industry revenue is accounted for by approximately 23,000 private, predominantly small, collection and disposal businesses; 2% by municipal governments that provide collection and disposal services; and the remainder by large, publicly-traded non-hazardous waste companies.

         As a result of increasingly strict regulation, the technical, managerial and financial resources needed by most companies to operate a non-hazardous waste business have grown significantly. The increase in regulation has required, and will continue to require, commensurate increases in technical sophistication and capital expenditures to meet new standards for the construction and operation of waste facilities. As a result, the Company believes that many private waste disposal facilities and companies are being sold to larger, better capitalized companies. In addition, many municipalities are choosing to privatize their collection and disposal services, due primarily to the ability of the private sector to perform these operations more efficiently and economically.

         Another factor expected to affect the non-hazardous waste industry is the increasing mandate to recycle waste materials. This mandate is expected to reduce the volume of waste disposed in landfills, but may provide additional revenues for collection and processing operations. The ability of industry participants to engage profitably in recycling operations will depend in large part on the further development of markets for recycled products and the market prices available for recyclable materials.


Growth Strategy

         The Company believes that continuing initiatives of government authorities relating to environmental and waste disposal problems have resulted in significant opportunities, through internal growth and acquisition, for waste management companies. The Company intends to use a portion of the proceeds of this offering to expand its existing facilities, to acquire other waste management companies or facilities, and to grow and expand the range of services offered by the Company. Although the Company has identified certain areas for potential growth and expansion, there can be no assurance that the Company will be able to grow and expand its operations successfully.

         The Company's growth strategy will be to add to its service lines, to increase the capacity and service area of its existing service lines, and to expand its geographic presence through acquisitions and internal development. In particular, the Company intends to seek opportunities to acquire businesses that will permit the Company to offer additional services to its existing customers, to introduce its existing services to customers of the acquired companies, and to offer its services to new customers in new markets. The Company also intends to acquire businesses with facilities located in new geographic markets, generally within reasonably close proximity to an existing Company facility. The Company believes that strategic location of its facilities in this manner will enable it to maximize utilization of its equipment and personnel and to satisfy special customer needs. See "Business - Property and Equipment". The Company also believes that strategic acquisitions will enable the Company to achieve economies of scale and operating efficiencies resulting from shared management, administrative, marketing and operating staffs. There can be no assurance given however that expected efficiencies and economies of scale will be realized.

         The Company may also consider the acquisition of larger businesses or businesses with facilities in geographic markets that are not adjacent to its existing service facilities. The Company may effect future acquisitions by issuing its Common Stock to the selling parties or through debt or equity financings. To the extent that the Company issues Common Stock as consideration for or to fund future acquisitions, the equity interests of its then current stockholders may be diluted. Although the Company has engaged in discussions regarding possible acquisitions from time to time, it currently has no commitments or negotiations in progress to acquire or make investments in other businesses. Further, no assurance can be given that desired acquisition opportunities will be available, if at all, or on terms which the Company deems favorable, or that if consummated, such acquired businesses can be successfully integrated into the Company's operations or prove profitable (see "Risk Factors
- Dependence on Acquisitions for Growth; Availability of Acquisition Targets; Potential Liabilities Associated with Acquisitions and Ability to Manage Growth; To Integrate Acquired Businesses and to Achieve Operating Effectiveness").

         Notwithstanding the Company's intentions, increased competition for acquisition candidates may result in fewer acquisition opportunities being made available to the Company as well as less advantageous acquisition terms which may increase acquisition costs to levels that are beyond the Company's financial capability or that may have an adverse effect on the Company's business and results of operations. Accordingly, no assurance can be given as to the number or timing of the Company's acquisitions or as to the availability of financing necessary to complete an acquisition. The Company also believes that a significant factor in its ability to consummate acquisitions following the offering will be the attractiveness of the Company's Common Stock as an investment to potential acquisition candidates. Such attractiveness may, in large part, be dependent upon the market price and capital appreciation prospects of the Company's Common Stock compared to the equity securities of the Company's competitors. Many of the Company's competitors for acquisitions are larger, more established companies with significantly greater capital resources than the Company and whose equity securities may be more attractive than the Company's Common Stock. To the extent the Company's Common Stock is less attractive to acquisition candidates, the Company's acquisition program may be adversely affected.

SERVICES

Removal, Transport, Treatment and Disposal of Septic Waste, Bio-Solids and
Grease

         The Company services both the public (governmental) and private (residential/commercial) sector in the removal, transportation, treatment and disposal of non-hazardous waste materials including bio-solids, food service generated grease and septic waste which is processed and/or disposed of by the Company at environmentally approved treatment and disposal sites. The Company's waste removal, transport, treatment and disposal operations provided revenues during the fiscal years ended December 31, 1997 and December 31, 1996 in the respective amounts of $2,420,805 and $1,453,316. Within this service line, the Company categorizes revenues in terms of bio-solid and septic waste removal, transport, treatment and disposal; and brown grease removal, transport, treatment, and disposal. Brown grease is food service generated grease that results from, among other things, the process of washing meats, fruits and vegetables and/or from washing dishes. During the fiscal years ended December 31, 1997 and December 31, 1996, the bio-solid and septic waste category accounted for sales revenues of $1,918,205 and $1,026,879.35, respectively. During the same periods, the brown grease category accounted for sales revenues of $502,600 and $426,436.65, respectively. The Company expects the grease category, including its proposed future operations involving yellow grease, to experience the greatest rate of growth of any category over the next five years. See "Business - Services - Waste Recycling." The Company anticipates that during this period it will become responsible for 50% or more of the Company's operating revenues. No assurance can be given, however, that this will prove to be the case. During the years ended December 31, 1997 and December 31, 1996, the waste removal, transport, treatment and disposal category, as a whole, accounted for a significant portion of the Company's sales revenue.

Asset Sale Agreement - Business Restrictions

         The Company entered into an Asset Sale and Purchase Agreement (the "Asset Sale Agreement") with CBP Resources, Inc. ("CBP"), a Delaware corporation, as of October 4, 1996, pursuant to which the Company sold to CBP, substantially all of the assets, excluding real property, owned by the Company in the operation of its grease trap business in the states of North Carolina, South Carolina, Tennessee, Virginia, West Virginia, Maryland, Alabama, and the District of Columbia (the "Prescribed Territory"). The purchase price paid by CBP to the Company pursuant to the Asset Sale Agreement was $500,000, $121,000 of which was allocated to the purchase of machinery and equipment with the balance of $379,000 being allocated to the purchase of the Company's grease trap business customer accounts in the Prescribed Territory. The Asset Sale Agreement contains a non-compete provision which provides that, for a period of ten years from October 4, 1996, the Company can not own, manage or operate, in any capacity, any entity within the Prescribed Territory or within a fifty-mile radius around the borders lines of the Prescribed Territory and a one hundred mile area or radius around any operating facility owned, operated or leased (the "Operating Facilities") by CBP (the "Extended Territory") as of October 4, 1996 that was then engaged in the grease trap business, the recycling of waste frying oil business, and/or the rendering business or that was then engaged in the sale of any related products or services including those products and services which were manufactured, sold, distributed or provided by the Company at the time of the Asset Sale Agreement. As of October 4, 1996, all CBP Operating Facilities were located within the Prescribed Territory. The Company has further agreed that during such ten year period, it will not solicit or accept orders or business relating to the aforementioned business activities within the Prescribed Territory or the Extended Territory, from any of its existing customers or active prospects as of October 4, 1996 or from any former customers. Also contained in the Asset Sale Agreement is a right of first refusal in favor of CBP. It provides that, if at any time during the ten year period commencing October 4, 1996, the Company, an affiliate of the Company, or any shareholder of the Company, makes an offer to sell any business within the Prescribed Territory or Extended Territory engaged in the grease trap business, waste frying oil business or the rendering business, that the Company will give written notice to CBP of the terms of any such proposed sale. CBP shall thereafter have thirty days to negotiate an agreement with the seller of such business.

         Pursuant to the Asset Sale Agreement, the Company's president, Michael
E. Ricks, entered into a four-year Consulting and Non-Compete Agreement (the "Consulting and Non-Compete Agreement") with CBP effective October 4, 1996. The Consulting and Non-Compete Agreement requires Michael Ricks to assist CBP with the transition of accounts from the Company to CBP and provides for payment to Mr. Ricks of a consulting fee of $2,500 per month for his consulting services throughout the 48-month term of the Consulting and Non-Compete Agreement. The non-compete section of the Consulting and Non-Compete Agreement contains similar terms to those in the Purchase Agreement with regard to geographic area, duration and scope. In consideration of the non-compete provisions contained in the Consulting and Non-Compete Agreement, CBP further agreed to pay Mr. Ricks the aggregate sum of $200,000, payable in yearly $20,000 installments.

         The Asset Sale Agreement contains a provision that allows CBP, at any time during the ten year non-compete period, to discontinue servicing accounts within the Prescribed Territory and/or Extended Territory and to thereafter grant the Company the right to service such accounts subject to terms and conditions to be negotiated between CBP and the Company. CBP's grant of rights to the Company to service accounts in such manner constitutes a limited waiver of the non-competition agreement. Each waiver is valid for one year from the date of grant and is subject to renewal, on an annual basis, if mutually agreed to by the parties. Pursuant to such provision, CBP has chosen, in several instances, not to service accounts that are not within close proximity to CBP Operating Facilities. In connection therewith, the Company is presently servicing approximately 233 accounts in the state of Tennessee, Alabama, West Virginia and Maryland. Most of the grease collected by the Company in such states is presently disposed of at CBP disposal sites. Similarly, CBP permits the Company to solicit new accounts within the Prescribed Territory and Extended Territory with the prior approval of CBP. In addition to the foregoing, CBP has recently advised the Company that it expects to be able to offer the Company additional business in the District of Columbia and the states of Delaware, Georgia, Maryland, Pennsylvania, Tennessee, Virginia and West Virginia. No assurance can be given however that this will prove to be the case.


Waste Treatment

         The Company engages in septic waste and brown grease treatment and recycling through the operation of its Deland, Florida lime stabilization plant. The Company engages in bio-solid and brown grease treatment and recycling through its operation of the Lake Butler, Florida lime stabilization plant. (see "Business - Property and Equipment".) The bio-solids treated at Lake Butler are derived, in part, from the wastewater treatment process which takes place at the same plant. The treatment process removes solid material from the liquid waste. The collected material, called bio-solids, residuals, or sewage sludge, is valuable as a soil conditioner and fertilizer because it is high in organic content and contains nutrients required by plants. Many agricultural operations need soil amendments and bio-solids have some properties that are not found in many other commercially available fertilizers, such as organic matter, trace elements, and slow nutrient release. Bio-solids have been shown to substantially lower fertilization costs. These factors, combined with improved regulations to protect public health and the environment, have helped to increase the proportion of bio-solids being used for agricultural land application. At the present time, the Company disposes of the collected materials from the treatment process at approximately 6 governmentally approved land application sites located in Florida and on occasion also uses governmentally approved Florida landfills. These land application and landfill sites are owned by third parties and disposal is made under informal arrangements with the owners and operators thereof. The Company believes alternative or additional sites are readily available at competitive rates. Any change in availability or rate structure would have an adverse effect on the Company's operations (see "Risk Factors - Dependence on Third Party Landfills and Land Application Sites").

         Bio-solids have been produced and land applied since municipalities began to treat liquid waste about 150 years ago. Application to the land, either for disposal or fertilization, has been a natural solution. To achieve and maintain public acceptance, land application of bio-solids is accomplished in a way that protects public health and the environment. The public must be protected from exposure to harmful microorganisms or dangerous levels of chemical pollutants, and management practices are geared to protect the environment from harm. Land application must not cause objectionable odors or other aesthetic problems, which may foster public opposition. To meet these challenges, regulations at both the federal and state levels specify acceptable treatment, management, and beneficial use practices. Land applied bio-solids must meet regulatory limits on pollutant concentrations, requirements for destruction of potentially harmful microorganisms, and standards for reduction of attractiveness to vectors such as flies and rodents that can transmit the microorganisms to humans. Land application sites also are subject to site management requirements that provide further protection for public health and the environment.


Repair, Maintenance and Installation of Commercial and Residential Waste Systems

         The Company installs, maintains and repairs commercial and residential waste disposal systems including septic tanks, drain fields, and grease traps. Septic tanks are sewage disposal tanks generally utilized on residential property which is not connected to municipal water and sewer lines. Drain fields are effluent disposal systems generally utilized in conjunction with septic tank systems which are not connected to municipal sewer lines. Grease traps are devices generally utilized by restaurants, supermarkets, food processors, and others in the food service industry to contain, segregate and prevent cooking grease and related waste products from entering the sewage system. This service line provided revenues to the Company during the fiscal years ended December 31, 1997 and December 31, 1996 in the respective amounts of $108,453 and $324,000. The principal reason for such decline was the termination of the Company's license agreement with Roto Rooter (see "Business - Customers").

         The commercial segment of the market generally involves grease trap pump outs with service charges ranging from $75 - $200 per trap on a monthly maintenance contract. The Company also handles large lift station disposal jobs with charges ranging between $175 - $450 per station based on station size.

         The residential segment of this market involves various types of services. The Company's residential pump outs are generally based on septic tank pump outs with service charges of $120 - $205 per septic tank pump out based on size. Repair prices range between $125 - $400 on average for minor work and between $1,100 - $5,000 on average for large repair work such as drain field installations.

         This line of services generally involves long-term customer relationships. Routine maintenance of septic systems through pump outs should be carried out every three to five years. Grease trap maintenance through pump outs should be carried out every month based on the frequency of trap use. Commercial lift stations should be pumped four times a year. Lift stations are utilized to allow liquid waste to flow uninterruptedly through pipes despite changes in pipe dimensions or pipe elevations.

         The waste system repair, maintenance and installation service category was responsible for 4.3% and 18.2% of the Company's sales revenues during the years ended December 31, 1997 and December 31, 1996, respectively, and is expected to continue to account for a small percentage of Company revenues in the future. The services provided by the Company with regard to this aspect of its business are, for the most part, similar to those provided by the Company's competitors. The Company believes its prices to be comparable to most of its competitors. The Company believes it has a competitive advantage, however, with regard to quality of service but cannot say so with any certainty.


Waste Recycling

         The Company's waste recycling business is in the developmental stage and is not expected to commence material commercial operation until the Company completes construction of a belt processing facility which is not expected to take place prior to October 1998 (see "Use of Proceeds"). A belt processing facility is a waste treatment processing and recycling facility that utilizes a belt filter press system to treat and separate waste. A belt filter press pushes the waste material through a series of belts and rollers for the purpose of segregating certain components of the waste material. A belt processing plant will provide the Company with a more efficient method of treating wastewater bio-solids and brown grease than is currently available to it through its operation of the Deland and Lake Butler lime stabilization plants. Such a plant would result in greater efficiency in separating solid materials from liquids thereby simplifying the recycling process and lessening the amount of material requiring land application. The Company's ability to process and recycle waste products would be a logical extension of its waste collection and disposal activities and in addition to resulting in saleable end products could be expected to save the Company considerable disposal fees. The initial treatment and recycling facility is expected to be devoted to the treatment of brown grease and bio-solids only. Recovered bio-solids can be converted to compost and sold to wholesale and retail gardening supply chains. Within the next 12 months, the Company also intends to engage in yellow grease processing although no assurance can be given that this will prove to be the case. Yellow grease, used to fry foods in supermarkets, restaurants, food processors and other food services establishments can be recycled into an end product with cosmetic industry applications or into an end product with an agricultural industry application as an animal feed supplement. The Company presently has a readily available source of yellow grease from its contract with the Food Lion Supermarket chain to pump their grease traps and from its contracts with several restaurant chains including certain McDonald's and Hardees' franchises.


SALES AND MARKETING

         To date, marketing has principally been conducted through the efforts of the Company's management and administrative personnel, none of which devote their full time to such marketing activities. The Company believes its present arrangement to be adequate for its current needs. Marketing activities have included direct mailings, advertisements, and community involvement. All such activities have stressed the Company's provision of reasonably priced, high quality, environmentally friendly service.

SUPPLIES AND SUPPLIERS

         The Company's business is not dependent upon any raw materials and as such the Company is not dependent upon sources for raw materials or upon suppliers thereof.


SEASONAL ASPECTS

         The Company does not presently experience seasonal variations in its operating results. In the event the Company increases the geographic scope of its operations, through acquisition or expansion, to include material activity in northern states, it may experience seasonal fluctuations in revenues marked by lower revenues in the winter months.


RESEARCH AND DEVELOPMENT

         All of the Company's research and development activities are Company sponsored. To date, most of such activities have related to the development and establishment of one or more waste treatment and recycling facilities. During fiscal 1998 the Company anticipates spending approximately 5% of its gross sales revenues on research and development. During the fiscal years ended December 31, 1997 and December 31, 1996, the Company spent approximately $126,500 and $53,310 or approximately 5%and 3% of gross sales revenues, respectively, on research and development.


CUSTOMERS

         The Company provides its services to governmental and private sector customers. The Company presently derives a substantial portion of its revenues from governmental customers and it is anticipated that a substantial portion of the Company's future revenues will be derived from governmental customers. The following table sets forth information relating to the approximate dollar amounts and percentages of revenues derived from each of governmental and private sector customers:

                                                                       Year Ended December 31,
                                                      ---------------------------------------------------------
                                                             1996                                  1997
                                                      --------------------                 --------------------
                                                          $            %                       $            %
                                                      ---------      -----                 ----------      ----
         Private Sector........................       1,009,547      56.80                    819,424      32.4
         Governmental..........................         767,769      43.20                  1,709,834      67.6


         The Company has been dependent on a small number of customers for a significant portion of its revenues. For the years ended December 31, 1997 and 1996, revenues derived from three customers accounted for approximately 71% of the Company's revenues. The City of Jacksonville/Jacksonville Electric Authority accounted for approximately 61.99% of total sales in 1997 and approximately 39.4% of total sales in 1996. Food Lion Supermarkets accounted for approximately 6.24% of total sales in 1997 and approximately 14.74% of total sales in 1996. Roto Rooter accounted for approximately 2.07% of sales in 1997 and approximately 18.78% of total sales in 1996. The non-renewal or termination of the Company's contracts with the City of Jacksonville/Jacksonville Electric Authority and/or Food Lion Supermarkets could have an adverse effect on the Company. See "Risk Factors - Dependence on Government Contracts; Dependence on Major Customers".

         The Company was the lowest bidder for bio-solids hauling services for the City of Jacksonville for the contract period January 1, 1997 through September 30, 1997 (the "Initial Contract Period") based on its hauling price per gallon of bio-solids. The contract provided the City of Jacksonville with the option, at its sole discretion, to renew the contract for up to four additional one year terms. During the Initial Contract Period, on June 1, 1997, the City of Jacksonville, transferred and assigned all of its rights under the contract to the Jacksonville Electric Authority (the "JEA"). On October 31, 1997, the JEA and the Company agreed to exercise the first of the four annual renewals which covers the period October 1, 1997 through September 30, 1998 (the "Current Contract Period"). Therein, the parties agreed that the maximum payment by the JEA to the Company for the Current Contract Period with regard to bio-solids hauling would be $825,000. The Company provides the JEA, without regard to dollar amount, with other services including emergency pipe bypasses, lift station cleaning, pipe inspections and other maintenance, repair, and emergency services (the "Other Services"). During the twelve month period ended December 31, 1997 the JEA paid the Company an aggregate of $1,606,000 consisting of $623,457 for bio-solids hauling and $983,317 for Other Services. The contract remains renewable for three additional one year periods. No assurance can be given however, that the JEA will exercise their renewal option for any of such renewal periods. In the event the JEA decides not to renew the contract for any of the remaining renewal periods it will reopen the contract for bidding. In such event, the Company intends to re-bid for the contract.

         Effective September 1, 1996 the Company entered into a three year service agreement (the "Service Agreement") with Food Lion Inc. ("Food Lion"), a large multi-state supermarket chain, to service all Food Lion stores in Virginia, Maryland (excluding the Ocean City area), Pennsylvania, Tennessee, Kentucky, Florida, Georgia, South Carolina and North Carolina. It applies to the period September 1, 1996 through August 31, 1999 and is cancelable by Food Lion at any time upon thirty days prior notice. The Service Agreement principally provides for the cleaning of external and internal grease traps at Food Lion stores and the disposal of brown grease removed from the grease traps. The Service Agreement is affected by the Company's September 25, 1996 agreement with CBP Resources, Inc., pursuant to which the Company does not presently service Food Lion stores in North Carolina, South Carolina, and Pennsylvania but services Food Lion stores in Tennessee, West Virginia and Maryland at the discretion of CBP Resources, Inc. See "Business - Services - Removal, Transport, Treatment and Disposal of Septic Waste Bio-Solids and Grease". In connection with Food Lion stores which are serviced by CBP, the Company is occasionally requested by Food Lion to assist CBP with services covered by the Service Agreement. In such instances, the Company is reimbursed for their expenses. The Company has previously operated under year to year service agreements with Food Lion.

         During the period May 1995 through October 1996 the Company operated under a license agreement with Roto Rooter. In connection therewith the Company was principally involved with the repair, maintenance and installation of commercial and residential waste systems. Due to high labor costs and a low profit margin associated with such license agreement and the services performed by the Company thereunder, the Company terminated the license agreement in October 1996. From November 1996 to the present the Company has continued to provide services to Roto Rooter on a subcontract basis, all of which services involve the hauling and disposal of food service generated grease.


COMPETITION

         Although developments in the non-hazardous waste management industry have resulted in the emergence of large, mostly private waste management companies, the Company believes that no single company has a significant market share of the non-hazardous waste management business in the United States, particularly with regard to the specific services provided and intended to be provided by the Company. Nevertheless, the non-hazardous waste management business is extremely competitive. Although competition varies by locality and type of service, the Company's principal sources of competition are: local companies, which provide primarily collection services to customers in a limited geographic area; large companies which operate over a more extensive geographic area, provide integrated waste management services, own or operate disposal sites and engage in various waste transfer and resource recovery activities; and municipalities and other governmental authorities. Many of the Company's competitors are well established and have substantially greater marketing, financial, technological and other resources than the Company. In addition, many of the Company's competitors offer services not currently offered by the Company and have capabilities not currently possessed by the Company.

         The Company believes that the principal competitive factors in the industry are reputation, technical proficiency, managerial experience, financial assurance capability (particularly as it relates to surety bonding), price and breadth of services offered. See "Risk Factors - Significant Competition in Waste Management Industry".


GOVERNMENT REGULATION

         The Company is subject to extensive and evolving environmental laws and regulations. These regulations are administered by the EPA and various other federal, state and local environmental. zoning, health and safety agencies, many of which periodically inspect the Company's operations to monitor compliance with these laws and regulations. The Company believes that it is presently in substantial compliance with all material federal, state and local laws and regulations governing its operations.

         The Company's operation of waste-related facilities subjects it to operational, monitoring, and site maintenance obligations which are complex and sometimes costly. Governmental authorities have the power to enforce these obligations and to obtain injunctions, revoke operating permits, require corrective actions or impose civil or criminal penalties in case of violations. In addition, in many instances, the Company is required to obtain state, local and federal permits in order to operate.

         The Company's business is significantly affected by federal, state, and local environmental laws and corresponding state laws and related regulations and enforcement practices. Since the business in which the Company is engaged is intrinsically connected with the protection of the environment and the potential discharge of materials into the environment, a portion of the Company's expenditures are, directly or indirectly, related to compliance with environmental laws.

         The principal regulations applicable to the Company's operations include the following:

         THE RESOURCE CONSERVATION AND RECOVERY ACT ("RCRA"). RCRA is a federal statute that regulates the generation, treatment, storage, handling, transportation and disposal of hazardous and non-hazardous wastes and requires states to develop programs to insure the safe disposal of solid wastes.

         THE FEDERAL WATER POLLUTION CONTROL ACT (THE "CLEAN WATER ACT"). The Clean Water Act establishes rules regulating the discharge of pollutants into groundwater, streams, or other surface waters from a variety of sources, including waste disposal sites. The Clean Water Act provides civil, criminal and administrative penalties for violations of its provisions.

         STATE AND LOCAL REGULATION. Each state in which the Company now operates, or may operate in the future has laws and regulations governing the generation, storage, treatment, handling, transportation and disposal of non-hazardous waste. Furthermore, many counties and municipalities also have ordinances, local laws and regulations affecting Company operations. These include zoning and health measures that limit waste management activities to specified sites or activities, flow control provisions that direct the delivery of wastes to specific facilities, laws that grant rights to establish franchises for collection services and then put out for bid the right to provide collection services, and bans or other restrictions on the movement of wastes into a county or municipality.

         In addition, in order to develop, operate and expand waste management facilities, it is generally necessary to obtain and maintain in effect one or more operating permits as well as zoning, environmental and other land use permits. These permits and approvals are difficult and time-consuming to obtain and are frequently subject to opposition by local elected officials or citizens. Facility operating permits may be subject to revocation, and it may be necessary to periodically renew the permit. Revocation or renewal of a permit may reopen opportunities for opposition to the permit. Loss of an operating permit would require that the affected facility be shut down until the permit is renewed or reissued, and this could have a material adverse effect on the Company's business and financial condition.

         In addition, certain states and localities may for economic or other reasons attempt to restrict the export of waste from their jurisdiction or require that a specified amount of waste be disposed of at facilities within their jurisdiction. Such restrictions, if enforced, could result in higher disposal costs for the Company. See "Risk Factors - Government Regulation".

INSURANCE

         The Company carries a broad range of insurance coverage, which the Company considers sufficient to meet regulatory and customer requirements and to protect the Company's assets and operations. The Company's insurance coverage currently includes $2,000,000 of comprehensive general liability insurance, $1,000,000 of excess liability insurance and $1,000,000 of trucking liability insurance. The Company also obtains additional insurance as required on a project-by-project basis. The Company attempts to operate in a professional and prudent manner and to reduce its liability risks through specific risk management efforts, including employee training. Nevertheless, a partially or completely uninsured claim against the Company, if successful and of sufficient magnitude, could have a material adverse effect on the Company and its financial condition. In addition, the inability to obtain insurance of the type and in the amounts required could impair the Company's ability to obtain new contracts, which are, in certain instances, conditioned upon the availability of adequate insurance coverage.

         The Company does not currently maintain environmental impairment insurance. The Company believes that it does not require this type of insurance and that it is common for waste management companies which do not participate in the hazardous waste business not to maintain such insurance. Nevertheless, there can be no assurance that hazardous substances are not or will not, unknown to the Company, be present at the Company's facilities, or that the Company will not incur liability for environmental damage. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), imposes strict, joint and several liability on the present and former owners and operators of facilities which release hazardous substances into the environment. Similar liability is imposed upon the generators and transporters of waste which contain hazardous substances. All such persons may be liable for waste site investigation, waste site cleanup costs and natural resource damages, which costs could be substantial, regardless of whether they exercised due care and complied with all relevant laws and regulations. There can be no assurance that the Company will not face claims under CERCLA resulting in substantial liability for which the Company is uninsured, which could have a material adverse effect on the Company.


BONDING

         The Company is required, in most instances, to post bid and/or performance bonds in connection with contracts or projects with government entities and, to a lesser extent, private sector customers. Approximately 36% of the Company's revenues for the year ended December 31, 1997 were derived from contracts or projects which required the Company to post bid and/or performance bonds. In addition to bid and performance bond requirements, new or proposed legislation in various jurisdictions may require the posting of substantial bonds or require waste management companies to provide other financial assurances covering the activities for certain waste management facilities. There can be no assurance that personal guarantees or other security necessary to obtain bonding coverage will be available in the future or that the Company will be able to obtain bonds in the amounts required or have the ability to increase its bonding capacity. See "Risk Factors - Bonding Requirements; Potential Liability and Insurance".

PERSONNEL

         As of April 10, 1998, the Company had 27 employees including 4 executive officers, 7 administrative employees, and 16 field employees responsible for the Company's trucking and repair requirements. The Company plans to add other employees in connection with its expansion and acquisition plans. The Company considers its relationship with its employees to be satisfactory. All of the employees work on a full time basis with the exception of 2 executive officers who work on an as needed basis and receive no compensation for their services as such (see "Management"). Seven of the employees are salaried while the other compensated employees are paid on an hourly basis. The Company's work force is non-unionized.

         All of the Company's employees are leased to the Company by Staff Leasing II, L.P. ("Staff Leasing"), a Delaware limited partnership that performs certain administrative functions for the Company. Staff Leasing is responsible for matters relating to payroll, payroll taxes, workers compensation, and the administration, procurement and payment of certain employee benefits. Notwithstanding the foregoing, all employees are hired by the Company and work under the control and direction of the Company. Further, the Company provides Staff leasing with the funds necessary to make all required payments to and on behalf of Company employees.


PROPERTY AND EQUIPMENT

         The Company presently conducts its operations from three principal properties located in Jacksonville, Florida; Starke, Florida; and Deland, Florida. A fourth property location, in Brunswick, Georgia is expected to become operational in January 1999, although no assurance can be given that this will prove to be the case. The Brunswick, Georgia property is expected to contain a treatment/stabilization facility similar to those operated by the Company at Deland, Florida and Lake Butler, Florida. However, unlike those sites, the Brunswick site is expected to provide treatment services directly to third parties in addition to treating waste collected directly by the Company.

         The Jacksonville, Florida property serves as the Company's corporate and administrative headquarters and consists of approximately 1,516 square feet of office space. The property is subject to a three year lease which commenced on September 1, 1997. The Company considers this space adequate for its present and anticipated future needs. The lease is renewable at the end of the three year lease term upon mutual agreement of the parties on terms to be negotiated.

         The Starke, Florida property is owned directly by the Company, is not subject to a mortgage, and is used principally for repair work on Company owned vehicles and equipment and as a staging area for Company trucks. The Company's accounting offices are also located on the property. The property consists of approximately 4.96 acres of land and contains an approximately 5,055 square foot building which was constructed in 1989.

         The Deland, Florida property is owned by the Company's wholly owned subsidiary, B&B, is subject to a mortgage with a principal balance thereon, as of December 31, 1997, of approximately $292,000 and is used principally as a service site for the Company's residential and commercial operations. The property consists of approximately 2 acres of land and contains an approximately 2,650 square foot building and an underground lime stabilization plant. The lime stabilization plant is used to stabilize septic waste and brown grease.

         The City of Lake Butler, Florida ("Lake Butler") owns a lime stabilization plant which the Company operates on Lake Butler's behalf pursuant to an oral agreement. In exchange for operating the plant, treating Lake Butler's wastewater at the plant, and hauling and disposing of the sludge created by such treatment, the Company is allowed to use the plant to treat liquid waste generated by Company customers. The Company's operation of the plant generated revenues for the Company during the fiscal years ended December 31, 1997 and December 31, 1996 in the approximate amounts of $18,000 and $21,245, respectively.

         The Company presently owns 15 tankers, 4 tractors, 1 belt press unit, 1 high velocity vacuum unit, and lesser equipment needed for its present operations. In addition to the foregoing, the Company presently leases 5 tractors. The Company intends to use part of the proceeds from this offering to purchase 4 additional tankers and 3 tractors (see "Use of Proceeds").


LEGAL PROCEEDINGS

         On or about January 16, 1998 Hartford Fire Insurance Company ("Hartford") filed a complaint against the Company in the Circuit Court (the "Court") for Bradford County, Florida (Case No. 98-35-CA) seeking $76,795.78 plus interest from July 30, 1996 based upon the alleged failure of the Company to pay Hartford for providing the Company with workers compensation insurance for the period July 19, 1995 until July 19, 1996 and conducting a payroll audit in connection therewith. The Company inadvertently failed to answer the complaint in a timely manner and on or about February 11, 1998 a default judgment was entered against the Company. The Company subsequently petitioned the Court to set aside the default judgement and filed an answer to the complaint. The principal amount of the claim is reflected as an account payable on the Company's balance sheet for $76,795.78. The Company expects its set aside petition to be granted and its answer to be accepted, although no assurance can be given that this will prove to be the case. The Company disputes the amount due Hartford and expects to be able to settle the claim, including all interest due thereon, for not more than $50,000.

         No other material legal proceedings are pending to which the Company or any of its property is subject, nor to the knowledge of the Company are any such legal proceedings threatened.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information with respect to each of the directors and executive officers of the Company:


                    Name                            Age                             Position

              Michael E. Ricks                      37                 President, Chief Executive Officer,
                                                                        and Director

              William B. Gray                       61                 Chairman of the Board of Directors
                                                                        and Executive Vice President

              Keith M. Carter                       38                 Treasurer, Chief Financial Officer
                                                                        and Director

              James D. Ricks                        42                 Secretary

              Dr. John S. Poser                     51                 Director

              Thomas F. Fey                         53                 Director

              Michael J. George                     45                 Director (1)

----------------------


(1) Appointment effective upon the completion of this offering and the Company's procurement of directors and officers liability insurance at rates satisfactory to the Company.

         The term of office of each director and executive officer expires when his successor is elected and qualified. Executive officers are elected by and hold office at the discretion of the Board of Directors. Michael E. Ricks and James Ricks are cousins. No other family relationship exists between any director or executive officer of the Company or any person contemplated to become such.

         The following is a brief account of the business experience of each director and executive officer of the Company during the past five years or more.

         MICHAEL E. RICKS has been the president, chief executive officer and a director of the Company since the Company's inception in 1990. During such period he has been exclusively engaged in waste management activities on the Company's behalf. He has served in similar capacities for B&B since February 1994. His Company responsibilities include, but are not limited to, supervision of other corporate officers and other corporate personnel, assisting with the preparation of the Company's financial budget, bidding on jobs and working with customers and potential customers, developing marketing and financial plans, and reviewing proposed corporate and asset acquisitions. From 1989 through 1990 Mr. Ricks was employed as an assistant general manager for Griffin Industries. From 1987 until 1989 he worked as staff manager/auditor for Independent Life Insurance Company and during 1986 he worked as an insurance agent for Liberty National Life Insurance Company. From 1982 through 1985 he worked for Carter's Fried Chicken, first as an operation's manager (1982 - 1983) and later (1983 -
1985) as an owner/operator. From 1979 through 1981 he was employed as a unit manager for Spartan Foods, Inc.

         WILLIAM B. GRAY has been the chairman of the board of directors of the Company and B&B since January 28, 1998. He served as a director of B&B from February 1994 through April 28,1997. From April 1992 through the present he also served as an executive vice president for the Company and from April 28, 1997 through January 28, 1998 he served as the Company's secretary and treasurer. He served as a director of the Company from April 1992 through April 28, 1997. He has served as an executive vice president for B&B since January 28, 1998, a position which he also held from February 1994 through April 28, 1997. He also served as B&B's secretary and treasurer from April 28, 1997 through January 28, 1998. From 1962 until 1992 he was employed by Otis Elevator in various capacities including District Manager for the State of Florida (1979 - 1992), Branch Manager (1972 -1979), Direct Service Manager for the State of Georgia (1968 - 1972), Branch Manager - Orlando, Florida (1966 - 1968) and Sales Engineer (1962 - 1966). Mr. Gray received a B.S. Degree in Mechanical Engineering from Auburn University in 1959 and a Business Management Certificate from Hartford Graduate College in 1981.

         KEITH M. CARTER has been the treasurer, chief financial officer and a director of the Company since January 28, 1998. He has also served as a director of B&B since January 28, 1998. At the present time, Mr. Carter does not receive salary or other compensation for his services to the Company and does not devote his full time to the performance of his Company duties. The Company is actively searching for a replacement for Mr. Carter as the Company's treasurer and chief financial officer. Mr. Carter has been a practicing attorney in the State of Florida since 1985. From 1997 through the present Mr. Carter has worked for the law firm of Shackleford, Farrior, Stallings & Evans, P.A. From 1989 until 1997 he worked for the law firm of Mitchell & Carter, P.A., from 1986 until 1989 the law firm of Mitchell, Alley, Rywant & Vessel and from 1985 until 1986 the law firm of Butler & Burnette. Mr. Carter is a member of the Hillsborough County Bar, Florida Bar, American Bar Association and Florida Defense Lawyers Association. He received a B.S. Degree in Business Finance from Florida State University in 1981, and a J.D. Degree from Stetson University College of Law in 1985.

         JAMES D. RICKS has been the secretary of the Company and B&B since January 28, 1998. At the present time, Mr. Ricks does not receive salary or other compensation from the Company for his services to the Company and does not devote his full time to the performance of his Company duties. From May 1983 to the present he has worked in various capacities for the Department of Insurance for the State of Florida including field representative, special investigator and most recently insurance administrator for the Jacksonville, Florida service office. In this latter capacity, Mr. Ricks manages a staff of nine employees which handles consumer questions and complaints with regard to a fifteen county area in northeast Florida. During the period 1978 through April 1983, Mr. Ricks worked as an insurance agent for several insurance companies.

         DR. JOHN S. POSER has been a director of the Company and B&B since January 28, 1998. From 1983 to the present he has operated a medical practice dedicated to performing various types of plastic surgery. From 1984 to the present he has practiced in Gainesville, Florida. He is currently affiliated with Alachua General Hospital and North Florida Regional Hospital and is an associate clinical professor at the University of Florida. He is a member of the Certified American Board of Plastic Surgery, American Medical Association and the Alachua County Medical Society. He also serves as a member of the board of the American College of Surgeons. Dr. Poser received a B.A. Degree from the University of Wisconsin in 1968 and a medical degree from Northwestern University in 1973.

         THOMAS F. FEY has been a director of the Company from inception through April 28, 1997 and from January 28, 1998 to the present. He has been director of B&B from February 1994 through April 28, 1997 and from January 28, 1998 to the present. From 1996 to the present he has worked as the owner/operator of three McDonald's Restaurants in Georgia. From 1984 until 1996 he was employed as the Director of Operations for McDonald's Restaurants. From 1967 until 1984 he worked in various academic capacities including Associate Director/Principal at the University of Florida Laboratory School, Assistant Professor at the University of Florida College of Education, Assistant Superintendent/Director of Curriculum at Ochechobee County School District, Co-Director for National Teachers Corps Federal Project and elementary school teacher. Mr. Fey received a Bachelor's Degree in Education from the University of Florida in 1967, a Masters Degree in Curriculum and Instruction from the University of Florida in 1970 and a Doctoral Degree in Administration and Supervision from the University of Florida in 1974.

         MICHAEL J. GEORGE will become a director of the Company and B&B upon the completion of this offering and the Company and B&B's procurement of directors and officers insurance at rates which are satisfactory to the Company and B&B ("D&O Insurance"). Mr. George is a practicing certified public accountant. From 1997 to the present he has been employed as senior vice president and chief financial officer of Connectivity Technologies Inc., a public company engaged in the manufacture and assembly of wire and cable products. From 1984 through 1997 Mr. George was a partner in George and Fischer Consulting Group Inc., a financial and managerial consulting company which he co-founded, in Jefferson, Massachusetts. From 1974 until 1978 he worked for several firms in accounting and/or auditing capacities. Mr. George received a B.S. Degree from Bentley College in 1974 where he majored in accounting.


INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Each of the Underwriters has agreed to indemnify the Company, its officers and directors, and each person who controls it within the meaning of
Section 15 of the Securities Exchange Act of 1933 with respect to any statement in or omission from the Registration Statement or the Prospectus or any amendment or supplement thereto if such statement or omission was made in reliance upon information furnished in writing to the Company by such Underwriter specifically for or in connection with the preparation of the Registration Statement, the Prospectus, or any such amendment or supplement thereto. In like manner, the Company has agreed to indemnify the Underwriters with respect to statements in or omissions from the Registration Statement or Prospectus made by the Company. See "Underwriting".

         The Florida General Corporation Act (the "Florida GCA") empowers a corporation to indemnify its directors and officers and to purchase D&O Insurance with respect to liability arising out of their capacity or status as directors and officers provided that such a provision does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve international misconduct; (iii) for a knowing violation of law arising under the Florida GCA; or (iv) for any transaction from which the director derived an improper personal benefit. Following the completion of this offering, the Company intends to purchase D&O Insurance, if such insurance is available at rates which are satisfactory to the Company.

         The Florida GCA provides further that the indemnification permitted thereunder shall not be deemed exclusive of any rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

         Article 7 of the Company's Articles of Incorporation eliminates the personal liability of officers and directors to the fullest extent permitted by law.

         The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claims arising against such persons in their official capacities if such persons acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


EXECUTIVE COMPENSATION

         The following table sets forth information concerning the compensation paid or accrued by the Company during the three fiscal years ended December 31, 1997 to its chief executive officer. No other executive officer received annual compensation in excess of $100,000 in any of such fiscal years.

                           SUMMARY COMPENSATION TABLE

                              Annual Compensation                              Long-Term Compensation
                      -----------------------------------------   --------------------------------------------------
Name and              Fiscal                       Other Annual   Options/     Restricted      LTIP       All Other
Principal Position     Year     Salary    Bonus    Compensation     SARs      Stock Awards    Payouts   Compensation
------------------     ----     ------    -----    ------------     ----      ------------    -------   ------------

Michael E. Ricks       1997   $87,500(1)   $0     $20,769(1)(2)   75,000(3)        $0           $0           $0
 Chief Executive
 Officer

Michael E. Ricks       1996   $87,500(1)   $0     $19,171(1)(2)           0        $0           $0           $0
 Chief Executive
 Officer

Michael E. Ricks       1995      $87,500   $0        $18,671(2)           0        $0           $0           $0
 Chief Executive
 Officer

(1) Does not include compensation paid to Mr. Ricks by CBP pursuant to a Non-Compete and Consulting Agreement (see "Business - Services - Removal, Transport and Disposal of Septic Waste, Bio-Solids and Grease
         - Asset Sale Agreement - Business Restrictions").

(2) Represents health insurance benefits and use of Company leased automobiles.

(3) Represents 75,000 options issued to Mr. Ricks on April 28, 1997 under the Company's 1997 Stock Option Plan. Each option is exercisable to purchase one share of Common Stock at any time during the four year period commencing April 28, 1998 at a price of $5 per Share.

1997 NONSTATUTORY STOCK OPTION PLAN

         The Weststar Environmental, Inc. 1997 Nonstatutory Stock Option Plan (the "Plan"), which was adopted by the Company's Board of Directors (the "Board") in April 1997 covers up to 1,000,000 shares of the Company's Common Stock which are issuable upon the exercise of a like number of options. The purpose of the Plan is to enable the Company to encourage eligible Plan participants to contribute to the success of the Company by granting such individuals stock options. Options granted under the Plan are not intended to qualify as "incentive stock options" as defined in Section 422A of the Internal Revenue Code of 1986, as amended. The Plan is presently administered by the Board. The eligible participants under the Plan are determined at the discretion of the Board. Subject to the express provisions of the Plan, the Board has the complete discretion and power to determine from among eligible persons those to whom options may be granted, the time or times at which options may be granted, the option price, the number of shares of Common Stock to be subject to each option and the duration of the options. Options may be granted under the Plan from time to time until April 27, 2007 or such earlier date as may be determined by the Board. On April 28, 1997 the Company issued an aggregate of 487,500 Plan options including 75,000 options which were issued to the named executive. 460,000 of such options are exercisable at $5 per share and the other 27,500 options are exercisable at $.001 per share. 207,500 of the Plan options are exercisable at any time during the four year period commencing April 28, 1998. The other 280,000 Plan options are exercisable at any time during the four year period commencing January 1, 1999. No determinations have been made regarding the persons to whom options will be granted in the future or the option exercise prices.


OPTIONS/STOCK APPRECIATION RIGHT ("SAR") GRANTS

         The following table sets forth information concerning individual grants of stock options and freestanding SARs made during the fiscal year ended December 31, 1997 to the Company's chief executive officer. No SARs were granted by the Company during the fiscal year ended December 31, 1997.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               (INDIVIDUAL GRANTS)

                                   Number of            Percent of
                                  Securities           Options/SARs
          Name and                Underlying            Granted to            Exercise or
          Principal              Options/SARs          Employees in           Base Price        Expiration
          Position                Granted (#)           Fiscal Year             ($/SH)             Date
          --------                -----------           -----------             ------             ----

Michael E. Ricks                 75,000 shares              31%                $5/share       April 27, 2002
   Chief Executive Officer

AGGREGATE OPTIONS/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUE

         There were no exercises of stock options or freestanding SAR's by the named executive officer during 1997.


LONG TERM INCENTIVE PLAN AWARDS

         The Company did not make any long-term incentive plan awards during 1997.


REPORT ON REPRICING OF OPTIONS/SARS

         The Company did not adjust or amend the exercise price of any stock options or SAR's during 1997.


PENSION PLANS

         The Company does not presently provide pension plans for any of its officers or directors.

EMPLOYMENT AGREEMENTS

         The Company and Michael E. Ricks have entered into an employment agreement for a term of three years commencing April 28, 1997. The agreement provides for a base salary of $87,500 in the first year, $96,250 in the second year and $105,000 in the third year. It also provides Mr. Ricks with health insurance benefits and the use of a Company leased automobile. (See "Certain Transactions")


DIRECTORS' COMPENSATION

         The directors of the Company are not compensated for their services as directors.


                              CERTAIN TRANSACTIONS

         On April 28, 1997 Michael E. Ricks, the Company's president and chief executive officer, entered into a written three year employment agreement with the Company. The employment agreement provides for Mr. Ricks to receive a base salary of $87,500 in the first year, $96,250 in the second year and $105,000 in the third year. It also provides Mr. Ricks with health insurance and medical benefits, the use of a Company leased automobile and the right to participate in any bonus or other incentive compensation, profit sharing or retirement plan that the Company may institute in the future. The employment agreement also contains a non-compete provision which provides that Mr. Ricks cannot, during the three year term of the employment agreement or upon the termination of his employment, whichever event shall occur later, and for a period of two years thereafter, engage in any business which is in direct competition with the Company, within any state or jurisdiction in which the Company is engaged in business, without the prior written consent of the Company.

         On April 28, 1997 the Company issued stock options, exercisable at $5 per share, to each of Michael E. Ricks, an officer and director of the Company (75,000 options), William Perry, a principal shareholder of the Company who, at the time of issuance, was a director of the Company (75,000 options), John Stubbs, who, at the time of issuance, was an officer and director of the Company (140,000 options), Elton Stubbs, who, at the time of issuance, was a consultant to the Company (140,000 options), William B. Gray, an officer and director of the Company (20,000 options), Michael George, a Company nominee for director who, at the time of issuance, had no affiliation with the Company as an officer or director (5,000 options) and Dr. John Poser, a director of the Company who, at the time of issuance, had no affiliation with the Company as an officer or director (5,000 options) in consideration of services rendered to the Company. Such services related to the April 29, 1997 Agreement and Plan of Reorganization between, among others, the Company and Northstar. See "Business - General - Corporate History". Each of the options is exercisable for one share of the Company's common stock at an exercise price of $5 per share. The options issued to Michael E. Ricks, William Perry, Michael George and Dr. John Poser are exercisable at any time during the four year period commencing April 28, 1998. The options issued to John Stubbs and Elton Stubbs are exercisable at any time during the four year period commencing January 1, 1999.

         Empire Energy, Inc. ("Energy"), a company owned by several shareholders of the Company, paid the Company $99,950 in consulting fees on November 6, 1997 in consideration of preparation and site work done by the Company on Empire's behalf for the purpose of enabling Empire to obtain a permit approving a parcel of land owned by Empire to serve as a land application site for sludge.

         During the period January 1996 through December 1997 the Company made aggregate payments of $42,000 to William B. Gray, an officer and director of the Company, in consideration of Mr. Gray's leasing to the Company certain equipment owned by him including a dump truck, back-hoe and pressure washer. The Company considers the payments required by the equipment lease to have been reasonable.

         The Company entered into a consulting agreement with Thomas C. Souran (the "Consultant") as of January 1, 1998 (the "Consulting Agreement"). The Consulting Agreement has a three-year term which runs through December 31, 2000. The services to be rendered by the Consultant to the Company pursuant to the Consulting Agreement involve business planning including the identification of prospective acquisition candidates, business strategy evaluation and procurement of commercial financing for the Company's business. In consideration of the Consultant's services pursuant to the Consulting Agreement, the Company sold to the Consultant 100,000 shares of common stock (the "Consultant Shares") at $.001 per share and agreed to reimburse him for all expenses incurred by him in the performance of such services, subject to the Company's prior written approval. The Consulting Agreement further provides that the Consultant shall be entitled to receive a finder's fee from the Company on terms to be negotiated, in the event the Company, subsequent to the completion of the offering made hereby, completes a merger, acquisition, sale, financing, or similar transaction as the result of the introduction, negotiation, or other material assistance rendered by the Consultant in the performance of certain duties under the Consulting Agreement. The Consulting Agreement also contains the Company's agreement, upon the request of the Consultant, to register the Consultant Shares on Form S-8, at the expense of the Company, in the event the Company is eligible to do so.

         Since inception Michael E. Ricks has periodically made loans to the Company. The aggregate outstanding principal balance of such loans is presently $215,023. The loans, which are payable on demand, require the Company to pay interest thereon at the annual rate of 8%. The Company intends to use part of the proceeds of this offering to repay all such loans.

         On May 15, 1996, Yarborough Gas Inc. ("Yarborough Gas"), a company owned by Riley Glenn Yarborough, Chuck L. Yarborough, David M. Yarborough and Stanly H. McDonald, minority shareholders of the Company, loaned the Company $100,000. The loan was intended to be a 90-day interest free loan. However, at the end of the 90-day period, the Company and Yarborough Gas agreed to extend the due date indefinitely subject to the Company's payment of 8% interest on the outstanding principal balance on the loan from the extension date through the date of payment. At December 31, 1997, a balance of $31,611 was due to Yarborough Gas under the loan including $28,000 in principal. The Company paid Yarborough Gas an additional $5,000 in March 1998 reducing the principal balance due to $23,000.

         On October 7, 1997 G&W Framing Contractors, Inc., an inactive company owned by William B. Gray, made a $120,000 loan to the Company to be used for working capital purposes. The loan, which is payable on demand and reflected by a promissory note of the Company dated October 7, 1997, requires the Company to pay interest on the outstanding principal balance through the date of repayment at the annual rate of 18%. The Company intends to use part of the proceeds of this offering to repay such loan.

         Reference is also made herein to the Agreement and Plan of Reorganization between, among others, the Company and Northstar, and to the Company's February 1998 acquisition of B&B. See "Business - General - Corporate History".

         No other material transactional activities between the Company and its officers, directors, 5% shareholders or their affiliates are presently pending nor are any such transactions currently proposed.


                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information as of April 10, 1998 with respect to the ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each person nominated to become a director of the Company; (iv) each executive officer of the Company, and (v) all directors and executive officers as a group. As with all other references in this Prospectus to the Common Stock, this table gives effect to the February 16, 1998 fifteen for one forward split of the outstanding Common Stock of the Company. The percentages in the table have been calculated on the basis of treating as outstanding for a particular holder, all shares of the Company's Common Stock outstanding on said date and all shares of Common Stock issuable to such holder in the event of exercise of outstanding options owned by such holder at said date which are exercisable within 60 days of such date. The percentage ownership set forth in the "After Offering" column assumes non-exercise of the Underwriter's over-allotment option and does not give effect to the shares of Common Stock issuable upon exercise of the Underwriter's Common Stock Purchase Warrants.

                                          Shares of
                                        Common Stock
                                      Beneficially Owned           Percentage Ownership
                                      ------------------           --------------------
     Name and Address of             Before        After          Before          After
     Beneficial Owner               Offering      Offering      Offering(9)    Offering(10)
     ----------------               --------      --------      -----------    ------------
Marie H. Stubbs                     406,121(1)    406,121(1)       21.4%           14%
Cottage 405
Sea Island, Georgia 31561

Michael E. Ricks                    419,179(2)    419,179(2)       22.1%         14.5%
9550 Regency Square Blvd
Suite 1109
Jacksonville, Florida 32225

Peggy W. Stubbs                     306,122(3)    306,122(3)       16.1%         10.6%
5209 Leeward Cove
Amelia Island, Florida 32034

William W. Perry                    273,578(4)    273,578(4)       14.4%          9.4%
9550 Regency Blvd
Suite 1109
Jacksonville, Florida 32225

Thomas C. Souran                    100,000       100,000           5.3%          3.5%
2 Woodland Drive
Great Notch, NJ 07424

Keith M. Carter                           0             0             0             0
9550 Regency Blvd
Suite 1109
Jacksonville, Florida 32225

James Ricks                           1,000(5)      1,000(5)        (11)          (11)
9550 Regency Blvd
Suite 1109
Jacksonville, Florida 32225

William B. Gray                      82,500(6)     82,500(6)        4.3%          2.8%
9550 Regency Blvd
Suite 1109
Jacksonville, Florida 32225

Dr. John S. Poser                    12,500(7)     12,500(7)        (11)          (11)
9550 Regency Blvd
Suite 1109
Jacksonville, Florida 32225

Thomas F. Fey                        20,000        20,000           (11)          (11)
9550 Regency Blvd
Suite 1109
Jacksonville, Florida 32225

Michael J. George                     5,000(8)      5,000(8)        (11)          (11)
9550 Regency Blvd
Suite 1109
Jacksonville, Florida 32225

All officers and directors
  as a group (7 persons)            540,179(12)   540,179(12)      28.5%         18.6%

--------------
(1) John Stubbs, the husband of Marie Stubbs, has neither voting nor investment power with regard to such Shares and disclaims any beneficial ownership thereof. Marie Stubbs is the sister-in-law of Peggy Stubbs.

(2) Includes 75,000 Shares issuable upon exercise of 75,000 stock option granted by the Company to Mr. Ricks at an exercise of price of $5 per Share. The options are exercisable at any time during the four year period commencing April 28, 1998.

(3) Elton Stubbs, the husband of Peggy Stubbs, has neither voting nor investment power with regard to such Shares and disclaims any beneficial ownership thereof. Peggy Stubbs is the sister-in-law of Marie Stubbs.

(4) Includes 75,000 Shares issuable upon exercise of 75,000 stock options granted by the Company to Mr. Perry at an exercise price of $5 per Share. The options are exercisable at any time during the four year period commencing April 28, 1998. Also includes 50,000 Shares owned by Environmental and Financial Consulting Inc., a company owned by Mr. Perry. Mr. Perry acquired Environmental and Financial Consulting Inc. on March 9, 1998.

(5) Includes 1,000 Shares issuable upon exercise of 1,000 stock options granted by the Company to Mr. Ricks at an exercise price of $.001 per Share. The options are exercisable at any time during the four year period commencing April 28, 1998.

(6) Includes 20,000 Shares issuable upon exercise of 20,000 stock options granted by the Company to Mr. Gray at an exercise of price of $5 per Share. The options are exercisable at any time during the four year period commencing April 28, 1998. All of the Shares presently owned by Mr. Gray and the Shares which may be issued to Mr. Gray upon the exercise of any stock options are and/or will be owned jointly by Mr. Gray and his wife, Patricia Gray.

(7) Includes 5,000 Shares issuable upon exercise of 5,000 stock options granted by the Company to Dr. Poser at an exercise of price of $5 per Share. The options are exercisable at any time during the four year period commencing April 28, 1998.

(8) Includes 5,000 Shares issuable upon exercise of 5,000 stock options granted by the Company to Mr. George at an exercise of price of $5 per Share. The options are exercisable at any time during the four year period commencing April 28, 1998.

(9) Based upon 1,897,500 Shares issued and outstanding including 207,500 Shares issuable upon the exercise of outstanding stock options that are exercisable within the next 60 days.

(10) Based upon 2,897,500 Shares issued and outstanding including 207,500 Shares issuable upon the exercise of outstanding stock options that are exercisable within the next 60 days.

(11)     Less than 1%.

(12) Includes 106,000 stock options held by the Company's officers and directors, all of which are exercisable within the next 60 days.

         Michael E. Ricks, Marie Stubbs, Peggy Stubbs and William W. Perry may be deemed to control the Company by virtue of their ownership or control of the Common Stock of the Company. Each of Marie Stubbs, Peggy Stubbs and William W. Perry however, disclaim that he or she is a control person as such term is defined under the Securities Exchange Act of 1934, as amended.


                            DESCRIPTION OF SECURITIES

GENERAL

         Pursuant to its Articles of Incorporation, the Company is authorized to issue 10,000,000 shares of Common Stock, $.001 par value per share. At April 10, 1998, the Company had issued and outstanding 1,690,000 shares of Common Stock excluding 487,500 shares of Common Stock underlying outstanding stock options, none of which were exercisable on such date.


COMMON STOCK

         The holders of shares of Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore and, upon liquidation, are entitled to share pro rata in any distribution to common shareholders. Holders of the Common Stock have one non-cumulative vote for each share held. There are no pre-emptive, conversion or redemption privileges, nor sinking fund provisions, with respect to the Common Stock. All of the Company's outstanding shares of Common Stock are validly issued, fully paid and non-assessable.


OUTSTANDING STOCK OPTIONS

         There are currently outstanding under the Company's 1997 Nonstatutory Stock Option Plan 487,500 options to purchase 487,500 shares of Common Stock. These options are held by 15 persons. 207,500 options are exercisable for a period of four years commencing April 28, 1998. 280,000 options are exercisable for a period of four years commencing January 1, 1999. 460,000 of the options are exercisable at $5 per share and 27,500 options are exercisable at $.001 per share.


REPRESENTATIVE'S WARRANTS

         The Company has authorized, in connection with the Representative's Warrants, the issuance of 100,000 shares of Common Stock and has reserved an appropriate number of shares of Common Stock for issuance upon exercise of such Representative's Warrants (see "Underwriting"). The Warrants are not redeemable and contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and the number of shares issuable upon exercise thereof in certain events, such as stock dividends, distributions and stock splits. In the event of any capital reorganization, reclassification, conversion of the Common Stock or consolidation, merger or sale of all or substantially all of the assets of the Company, Representative's Warrants will be exercisable for the number of shares of stock or other securities or property of the Company, or of the corporation in to which shares of Common Stock are converted or resulting from such consolidation or surviving such merger or to which such sale shall be made, as the case may be, to which the shares of Common Stock issuable upon exercise of such Representative's Warrants would have been converted if such shares had been issued and outstanding at the time of the change. The Company is not required to issue fractional shares, but will pay the holder of the Representative's Warrant an amount in cash equal to such fraction multiplied by the then current market value for the Common Stock. The holder of a Representative's Warrant will not possess any rights as a stockholder of the Company unless and until he exercises his Representative's Warrant. See "Underwriting".


TRANSFER AGENT

         Continental Stock Transfer & Trust Company, New York, NY will act as the Transfer Agent for the Company's Common Stock.


                                  UNDERWRITING

         Subject to the terms and conditions of the underwriting agreement (the "Underwriting Agreement") between the Company and Westport Resources Investment Services, Inc., as Representative of the several Underwriters named below, the Company has agreed to sell to the Underwriters and the Underwriters, through the Representative, have severally but not jointly agreed to purchase from the Company, on a firm commitment basis, the aggregate number of Shares set forth opposite their respective names (exclusive of Shares purchased pursuant to the Representative's Over-allotment Option).

                      Underwriter                               Number of Shares

     Westport Resources Investment Services, Inc.                  ---------
     --------------------------------------------                  ---------
     --------------------------------------------                  ---------
     --------------------------------------------                  ---------
     --------------------------------------------                  ---------
                                                                   1,000,000
                                                                   =========


         The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligations are such that they are committed to purchase all of the Shares offered hereby if any are purchased.

         The Company has agreed to sell the Shares to the Underwriters at a 10% discount from the offering price and to pay to the Representative a non-accountable expense allowance equal to 3% of the gross proceeds of the public offering price of the Shares sold pursuant to this Prospectus, including any Shares sold to the Underwriters upon exercise of the Representative's Over-allotment Option. $25,000 of the non-accountable expense allowance has been paid to the Representative to date. In addition to such expense allowance, the Company has agreed to pay certain fees and expenses of the Representative's counsel in connection with qualification of this offering under state securities laws.

         The Underwriters, through the Representative, have advised the Company that they propose initially to offer the Shares at the public offering price set forth on the cover page of this Prospectus and that the Underwriters may allow certain dealers, including dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") and certain foreign dealers, a concession of 5% ($.25) per Share.

         The Company has granted to the Representative an option, exercisable within 45 days from the date of this Prospectus, to purchase up to a maximum of 150,000 additional Shares on the same terms as the 1,000,000 Shares offered hereby. The Representative may exercise this option only for the purpose of covering over-allotments, if any.

         Management of the Company may provide the Representative with a list of persons who they believe may be interested in purchasing Shares being offered hereunder. The Representative and the other Underwriters may sell a portion of the Shares to such persons if such persons reside in a state where the Shares can be sold and where the Underwriters or selected dealers are permitted to sell the Shares.

         The Company's officers and directors, the holders of the Company's 460,000 stock options exercisable at $5 per share, and the holders of 5% or more (the "5% Holders") of the outstanding shares of the Company's Common Stock immediately prior to the date of this Prospectus, have agreed with the Representative not to sell any of their Shares, options or underlying Shares for an eighteen-month period after the closing of this offering without the prior consent of the Representative. The 5% Holders have further agreed not to sell or transfer any of their Shares for an additional eighteen month period without the prior consent of the Representative or unless the Share market price, adjusted for splits, trades above $7.50 for a period of 20 consecutive days immediately prior to any sale by them.

         In connection with this offering, the Company has agreed to issue to the Representative, for a purchase price of $.001 per common stock purchase warrant, (the "Representative's Warrants"), warrants to purchase, at a price equal to 120% of the public offering price per share, up to 100,000 Shares. The Representative's Warrants contain anti-dilution provisions, are non-transferable for twelve-months except to officers of the Representative or their successors, or to other Underwriters and their officers, and will be exercisable for a period of four years commencing twelve months from the date of this Prospectus. The holders of the Representative's Warrants will have no voting, dividend or other rights as stockholders of the Company with respect to shares of Common Stock underlying the Representative's Warrants until the Representative's Warrants have been exercised. The Company has agreed, at its sole expense, to include the Representative's Warrants and underlying shares in the Registration Statement of which this Prospectus is a part and to keep such Registration Statement current until all of the underlying shares have been sold.

         For the term of the Representative's Warrants, the holders thereof will be given the opportunity to profit from a rise in the market value of the Company's Common Stock, with a resulting dilution in the interest of other stockholders. The holders of the Representative's Warrants can be expected to exercise the Representative's Warrants at a time when the Company would be able to obtain needed capital by an offering of its unissued capital shares on terms more favorable to the Company than those provided by the Representative's Warrants. Such facts may adversely affect the terms upon which the Company can obtain additional financing. Any profit realized by the Representative upon the sale of the Representative Warrants or shares of Common Stock issuable upon the exercise of the Representative's Warrants may be deemed additional underwriting compensation. See "Risk Factors - Representative's Warrants".

         The Company, as part of the Underwriting Agreement, has also agreed to enter into a two-year financial consulting agreement with the Representative providing for compensation of $3,000 per month or $72,000 on an aggregated basis, payable in advance at the closing of the offering. In addition, the Company has agreed to permit the Representative to nominate one person for election to the Company's Board of Directors for a period of five years after the closing of the offering, such nominee to be subject to the reasonable approval of the Company's Board. To date, no particular individual has been nominated by the Representative to serve as a Board member.

         If at any time on or before December 14, 2002, the Company completes the acquisition of a majority of common stock or assets of or by another company by way of a transaction with a party introduced to the Company by the Underwriter, the Underwriter shall be paid a fee in the amount of 10% of the total consideration paid for such acquisition.

         The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority without explicit instructions from the beneficial owners of such accounts.

         None of the Underwriters nor any of their controlling persons have any material relationship with the Company, its promoters or their controlling persons.

         In connection with this offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing their respective market prices. The Underwriters also may create a short position for the account of the Underwriters by selling more shares of Common Stock in connection with the offering than they are committed to purchase from the Company, and in such case may cover all or a portion of such short position. The Representative, on behalf of the Underwriters, may also cover all or a portion of such short position by exercising the Over-allotment Option. In addition, the Representative, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the offering) for the account of other Underwriters, the selling concession with respect to shares of Common Stock that are distributed in the offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken they may be discontinued at any time.

         The Company has agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify the Company against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, by reason of misstatements of, or omissions to state, material facts in this Prospectus and the Registration Statement of which it is a part.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.


DETERMINATION OF OFFERING PRICE

         Prior to this offering, there has been no public market for the Company's Common Stock. The initial offering price of the Common Stock has been arbitrarily determined by negotiations between the Company and the Representative. Among the factors considered in determining such prices are prevailing market conditions generally, the Company's historical and prospective operations and earnings, the history of the prospects for the industry in which the Company operates, and market prices for shares of common stock of other companies.


                                  LEGAL MATTERS

         Milling Law Offices, 115 River Road, Bldg. 12, Suite 1205, Edgewater, NJ 07020 will render an opinion as counsel to the Company, that the securities offered hereby, when issued and sold, will be legally issued, fully paid and nonassessable. John L. Milling and Scott E. Rapfogel, attorneys with Milling Law Offices, own 30,000 and 10,000 shares, respectively, of the Company's Common Stock. Certain legal matters relating to the sale of such securities will be passed upon for the Representative by Prifti Law Offices, 220 Broadway, Suite 204, Lynnfield, MA 01940.


                                     EXPERTS

         The combined financial statements of the Company and B&B as of December 31, 1997 and for the two fiscal years then ended which are included in this Prospectus, have been examined by Reddish & White, CPA's, 34 East Call Street, Starke, FL 32091, independent certified public accountants, as set forth in their report thereon, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         Following the completion of this offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Company will be available for inspection and copying at the Public Reference Section maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices: Seven World Trade Center, 13th Floor, New York, NY 10048 and Northwestern Atrium Center, 500 West Madison Street Suite 1400, Chicago, IL 60661. Copies of such materials can be obtained from the Public Reference Section at prescribed rates. The SEC also maintains a web site that will contain all information electronically filed by the Company with the SEC. The address of such site is http://www.sec.gov.

         A Registration Statement relating to the securities offered hereby has been filed by the Company with the SEC. This Prospectus does not contain all of the information set forth in such Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Anyone may inspect the Registration Statement without charge at the office of the SEC and may obtain copies of all or any part of it from the SEC in Washington, DC, upon paying the fees prescribed by the SEC.

                           WESTSTAR ENVIRONMENTAL INC.

                      ------------------------------------


                          INDEX TO FINANCIAL STATEMENTS

                      ------------------------------------


                                                                            Page

Report of Independent Certified Public Accountant.........................   54

Combined Balance Sheets as of December 31, 1997
    (Audited) and December 31, 1996 (Audited).............................   55

Combined Statement of Income and Retained Earnings
    for the years ended December 31, 1997 (Audited)
    and December 31, 1996 (Audited).......................................   56

Combined Statement of Cash Flows for the years
    ended December 31, 1997 (Audited) and
    December 31, 1996 (Audited)...........................................   57

Notes to Financial Statements.............................................   58

                         [REDDISH AND WHITE LETTERHEAD]


                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholders of Weststar Environmental,Inc. and
B & B Septic and Environmental Services,Inc.

We have audited the accompanying combined balance sheet of Weststar Environmental,Inc. (an S Corporation) and B & B Septic and Environmental Services,Inc. as of December 31,1997 and 1996, and the related combined statements of income,retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Weststar Environmental,Inc. and B & B Septic and Environmental Services,Inc. as of December 31,1997 and 1996, and the combined results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. Weststar Environmental,Inc., with the consent of its shareholders, has elected under the Internal Revenue Code to be an S Corporation. In lieu of corporation income taxes, the shareholders of an S Corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in these financial statements.


/s/ REDDISH & WHITE

REDDISH & WHITE,C.P.A.'S
STARKE,FLORIDA
FEBRUARY 8,1998, Except for Note 12,Part 1, as to which
the date is February 16,1998                                              Page 1

                           WESTSTAR ENVIRONMENTAL,INC.
                  B & B SEPTIC AND ENVIRONMENTAL SERVICES,INC.
                             COMBINED BALANCE SHEET
                            DECEMBER 31,1997 AND 1996



ASSETS                                                              1997           1996
                                                                -----------     -----------
CURRENT ASSETS
  Cash                                                          $     6,233     $        --
  Accounts Receivable-Net                                           407,736          27,064
  Inventory                                                          20,390          24,867
  Stockholder Loan                                                   11,000              --
  Due from Southstar Environmental,Inc                                   --             500
  Prepaid Assets                                                      6,403          43,172
                                                                -----------     -----------

                                 TOTAL CURRENT ASSETS               451,762          95,603


PROPERTY AND EQUIPMENT-NET                                        1,740,828       2,009,538

OTHER ASSETS
DEPOSITS                                                              2,510           5,410
                                                                -----------     -----------

TOTAL ASSETS                                                    $ 2,195,100     $ 2,110,551
                                                                ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts Payable                                              $   409,960     $   317,845
  Bank Overdraft                                                         --           5,796
  Credit Card Payable                                                 5,279          22,088
  Sales Tax Payable                                                      --           8,016
  Deferred Revenue                                                       --         284,250
  Payroll Taxes Payable                                               6,709          11,654
  Accrued Interest                                                    3,977              --
  Dividends Payable                                                  94,000          42,417
  Accrued Compensated Absences                                        2,660           2,660
  Payroll Payable                                                    25,780          48,110
  Stockholder Loan                                                  319,634         160,911
  Current Portion of Capital Leases                                  68,432          24,586
  Current Portion of Long-Term Debt                                 246,481         356,143
                                                                -----------     -----------

                                 TOTAL CURRENT LIABILITIES        1,182,912       1,284,476

LONG-TERM LIABILITIES
  Long-Term Portion of Capital Leases                               174,260          62,277
  Long-Term Debt                                                    466,515         635,284
                                                                -----------     -----------

                                 TOTAL LONG-TERM LIABILITIES        640,775         697,561
                                                                -----------     -----------

TOTAL LIABILITIES                                                 1,823,687       1,982,037
                                                                -----------     -----------



STOCKHOLDERS' EQUITY
  Common Stock, $1 par value, 200,000 shares
    authorized, issued and outstanding                              200,000         200,000
  Discount on Issuance of Common Stock                             (105,908)       (105,908)
  Retained Earnings                                                 277,321          34,422
                                                                -----------     -----------
                                 TOTAL STOCKHOLDERS' EQUITY         371,413         128,514
                                                                -----------     -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $ 2,195,100     $ 2,110,551
                                                                ===========     ===========

The accompanying notes are an integral part of this statement.                 2

                           WESTSTAR ENVIRONMENTAL,INC.
                  B & B SEPTIC AND ENVIRONMENTAL SERVICES,INC.
               COMBINED STATEMENT OF INCOME AND RETAINED EARNINGS
                  FOR THE YEARS ENDED DECEMBER 31,1997 AND 1996



                                                          1997            1996
                                                      -----------     -----------
Sales                                                 $ 2,529,258     $ 1,777,316

Cost of Sales                                             766,188       1,083,690
                                                      -----------     -----------

                 GROSS PROFIT                           1,763,070         693,626

OPERATING EXPENSES
  Salaries & Wages                                        155,884          94,827
  Officers' Vehicle Lease                                  18,804          12,788
  Officers' Compensation                                  151,099         163,631
  Leases                                                    6,104          32,242
  Telephone & Utilities                                    43,104          77,447
  Licenses                                                 18,210           4,213
  Travel                                                   13,751          26,926
  Outside Services                                         39,114              --
  Repairs                                                   4,486              --
  Professional Fees                                        32,784          24,180
  Rent                                                      2,354          52,812
  Life Insurance                                            1,057           1,057
  Insurance                                               100,622         120,898
  General & Administrative Expenses                        29,321          50,606
  Depreciation Expense                                    220,517         226,907
  Bad Debt Expense                                         10,000          10,290
  Interest Expense                                        173,923         103,421
                                                      -----------     -----------

          TOTAL OPERATING EXPENSES                      1,021,134       1,002,245
                                                      -----------     -----------

INCOME/(LOSS) FROM OPERATIONS                             741,936        (308,619)

OTHER INCOME AND EXPENSES
  Capital Gain or (Loss) on Disposal of Assets            (35,828)         71,517
                                                      -----------     -----------

NET INCOME/(LOSS)                                         706,108        (237,102)

BEGINNING RETAINED EARNINGS,as previously reported         34,422              --

     Prior Period Adjustment                             (263,209)             --

BEGINNING RETAINED EARNINGS,as Restated (12/31/96)       (228,787)        341,524

     DIVIDENDS                                           (200,000)        (70,000)
                                                      -----------     -----------

ENDING RETAINED EARNINGS                              $   277,321     $    34,422
                                                      ===========     ===========

The accompanying notes are an integral part of this statement.                 3

                           WESTSTAR ENVIRONMENTAL,INC.
                  B & B SEPTIC AND ENVIRONMENTAL SERVICES,INC.
                        COMBINED STATEMENT OF CASH FLOWS
                            DECEMBER 31,1997 AND 1996

                                                              1997          1996
                                                            ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income/(Loss)                                         $ 706,108     $(237,102)
  Adjustments to reconcile net income/(loss) to net cash
    provided by operating activities
      Depreciation                                            220,517       226,907
      Capital Gain/ (Loss) on disposal of assets               35,828       (71,517)
      (Increase) decrease in:
        Accounts receivable                                  (380,672)      151,552
        Employee Receivables                                       --         2,407
        Prepaid Assets                                         14,534       (14,086)
        Deposits                                                3,159            --
        Inventory                                               4,477        41,733
      Increase (decrease) in:
        Accounts payable                                       56,453        96,941
        Accrued Interest Payable                                3,977            --
        Credit card payable                                   (16,809)       22,088
        Deferred Revenue                                     (284,250)      284,250
        Sales Tax Payable                                      (8,016)        6,241
        Accrued Compensated Absences                               --         2,660
        Unemployment Taxes Payable                                 --        (1,518)
        Payroll Payable                                       (15,621)        5,940
        Payroll Taxes Payable                                 (11,654)     (168,498)
                                                            ---------     ---------

NET CASH PROVIDED BY OPERATING ACTIVITIES                     328,031       347,998

CASH FLOWS FROM INVESTING ACTIVITIES
  Disposition of property and equipment                            --        49,420
  Purchases of property and equipment                        (219,189)     (537,283)
                                                            ---------     ---------

NET CASH USED BY INVESTING ACTIVITIES                        (219,189)     (487,863)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from Capital Lease Obligations                     225,000            --
  Proceeds from Notes Payable                                 235,063       202,927
  Loan Proceeds from Stockholders                             133,545       160,911
  Loan to Southstar Environmental Services,Inc                     --          (500)
  Loan Payments to Stockholders                               (84,583)           --
  Repayment of Long-Term Debt                                (453,492)     (173,587)
  Repayment of Capital Lease Obligations                      (46,346)      (21,987)
  Dividends Paid                                             (106,000)      (27,583)
                                                            ---------     ---------

NET CASH PROVIDED/(USED) FOR FINANCING ACTIVITIES             (96,813)      140,181
                                                            ---------     ---------

                 NET INCREASE IN CASH                          12,029           316

CASH OVERDRAFT AT BEGINNING OF YEAR                            (5,796)       (6,112)
                                                            ---------     ---------

CASH BALANCE AT END OF YEAR                                 $   6,233     $  (5,796)
                                                            =========     =========

Supplemental schedule of noncash investing and financing activities:

Dividends declared and unpaid at year end totalled $94,000 for 1997 and $42,417 for 1996.
Capital leases totaling $37,826 were returned to vendors during 1997.
Note payable of $60,000 to a stockholder was reclassified to stockholder loans.


The accompanying notes are an integral part of this statement.                 4

                           WESTSTAR ENVIRONMENTAL,INC.
                  B & B SEPTIC AND ENVIRONMENTAL SERVICES,INC.
                     COMBINED NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31,1997 AND 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Weststar Environmental, Inc. and B&B Septic and Environmental Services, Inc.(the Companies) is presented to assist in understanding the Company's financial statements.The Companies have common ownership and services and have been combined to present a clearer understanding of management's operations. The financial statements and notes are representations of the Companies management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Business Activity

Weststar Environmental,Inc. is a Sub S Corporation and B&B Septic and Environmental Services is a C Corporation engaged in waste recycling which includes food service industries grease trap maintenance programs,the transportation and processing of agricultural products from bio-solids,and residential and commercial accounts.The Companies headquarters are located in Starke,Florida and sales are generated throughout the southeastern United States.

Method of Accounting

Assets,liabilities,revenues and expenses are recognized on the accrual basis of accounting for financial statement presentation and the income tax basis method of accounting for federal income tax purposes.

Accounts Receivable

Accounts receivable total $407,736 and $ 37,354 with an allowance of $10,290 for 1996.All accounts receivable are considered to be collectible as of December 31,1997.

Inventories

Inventory is valued at the lower of cost or market.

                           WESTSTAR ENVIRONMENTAL,INC.
                  B & B SEPTIC AND ENVIRONMENTAL SERVICES,INC.
                     COMBINED NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31,1997 AND 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Concluded)


Property and Equipment

Property and equipment is recorded at cost. Depreciation on machinery and vehicles is computed using the straight-line method over estimated useful lives of five (5) and seven (7) years. Depreciation of buildings and improvements is computed using the straight-line method over estimated lives of fifteen (15) to thirty (30) years.

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Cash Flows

For purposes of the statement of cash flows, the Companies consider all demand deposits and highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

Amounts paid during the years ended December 31, 1997 and 1996 for interest are as follows:

                                             1997        1996
                                             ----        ----
Interest                                  $ 173,923    $ 103,421

S Corporation - Income Tax Status

Weststar Environmental,Inc., with the consent of its shareholders, has elected under the Internal Revenue Code to be an S Corporation. In lieu of corporation income taxes, the shareholders of an S Corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

                           WESTSTAR ENVIRONMENTAL,INC.
                  B & B SEPTIC AND ENVIRONMENTAL SERVICES,INC.
                     COMBINED NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31,1997 AND 1996


NOTE 2 - PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at December 31, 1997 and 1996:

                                                    1997                1996
                                                -----------         -----------
Building and Improvements                       $   544,825         $   475,275
Machinery and Equipment                             361,957             570,581
Vehicles                                          1,522,173           1,665,186
                                                -----------         -----------
Less: Accumulated Depreciation                     (688,127)           (701,504)
                                                -----------         -----------

Total                                           $ 1,740,828         $ 2,009,538
                                                ===========         ===========

NOTE 4 - LONG-TERM DEBT

Following is a summary of long-term debt at December 31, 1997 and 1996:

                                                    1997               1996
                                                -----------         -----------
Weststar Environmental,Inc.:
Note payable to CNB National Bank dated
February 23,1996,collateralized by equipment.
Monthly payments of $2,367 are due over
24 months at 12.43%, beginning March 23,1996.   $    11,989         $    34,995

Note payable to First Union Bank dated
February 1994. Monthly payments of $4,892
are due over 50 months including interest
at a rate of 9.9%, commencing March 1994.             1,102              94,428

Loan dated October 1995 payable to First
Union Bank. Payments of $603 are due over
51 months with interest at a rate of prime
plus 2%, commencing December 1995                    15,702              20,069
Collateralized by Equipment

Loan payable to Southtrust Bank of Central
Florida dated October 1995. Monthly payments
of $1,448 are due over 72 months and include
interest at a rate of 10.75%,commencing
April 1992.Collateralized by equipment               58,827              61,021

                          WESTSTAR ENVIRONMENTAL, INC.
                 B & B SEPTIC AND ENVIRONMENTAL SERVICES, INC.
                     COMBINED NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996


NOTE 4 - LONG-TERM DEBT (CONTINUED)

                                                   1997                1996
                                                -----------         -----------
Loan payable to Southtrust Bank dated
March 31, 1996. Monthly payments of
$1,935 are due over 47 months and
include interest at a rate of 10.75%,
commencing April 1, 1996.
Secured by equipment.                                54,516              63,227

Loan payable to Suntrust Bank dated
July 6, 1996 Monthly payment of $2,530
are due over 24 months and include interest
at a rate of 9.35%, commencing
August 6, 1996. Secured by equipment.                17,221              44,594

Loan payable to CNB National Bank dated
December 29, 1994. Payable in 36 monthly
installments of $2,881 including interest
of 12% commencing February 1, 1995.                  14,416              37,850

Note Payable to Gray Framing,Inc.
plus interest at fair market value.                 125,063                  --

Note payable to Register Oil dated 3/14/96
Monthly payments of $1,136 10% interest
Commencing April 16, 1996.                               --              12,927

Mortgage payable to Jeannie Gagnon dated
December 1, 1992 payable in 284 monthly
installments of $891 including interest
at 9% commencing January 1, 1993.
Collateralized by Real Property.                         --              98,346

Loan payable to CNB National Bank dated
May 6,1994, Payable in 36 monthly installments
of $491 including interest of 12% commencing
June 10, 1994.                                           --               5,254

Loan payable to First Union National Bank
dated December 1992, Payable in 60 monthly
installments of $450 including interest of
9%, Commencing January 1993.                             --               5,730

                          WESTSTAR ENVIRONMENTAL, INC.
                 B & B SEPTIC AND ENVIRONMENTAL SERVICES, INC.
                     COMBINED NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996


NOTE 4 - LONG-TERM DEBT (CONTINUED)

                                                   1997                1996
                                                -----------         -----------
Loan payable to Chrysler Credit dated November
1993. Payable in 48 monthly installments of
$253 including interest of 7.9% commencing
January 1994.                                            --               1,258

Note payable to Yarborough Gas, Inc.
plus interest at fair market value.                      --              60,000


B&B Septic and Environmental Services, Inc.

Note payable to Hazel Smith dated 2/1/95
Payments on interest only at a rate of 10%
per year are due, commencing February 1,1995
until note is called.                                    --               9,000

Loan payable to XEROX dated March, 1995
payable in 36 monthly installments of $86
including interest at 19.52% commencing
April 1995.                                              --               1,142

Note payable to Allen Ferguson dated June
1995. Monthly payments of $206 are due
over 77 months including interest at a rate of
15.5%,commencing July 1995.                              --               9,526

Mortgage payable to Gloria Ferguson dated
January 1994. Monthly payments of $1,000
are due over 150 months at a rate of 7%
commencing February 1994.                            81,130              84,886


Loan dated November 1995 payable to First
Union Bank. Payments of $602 are due over
51 months with interest at a rate of prime
plus 2%,commencing December 1995.                    16,633              20,417

Loan payable to First Community Bank dated
August 1994. Payable in 60 monthly installments
of $735 including interest of 8.75% commencing
September 1994.                                      16,396              26,891

                          WESTSTAR ENVIRONMENTAL, INC.
                 B & B SEPTIC AND ENVIRONMENTAL SERVICES, INC.
                     COMBINED NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996


Note 4 - LONG-TERM DEBT (CONCLUDED)                 1997                1996
                                                -----------         -----------
Loan payable to Southtrust Bank dated
September 1995, Payable in 36 monthly
installments of $392 including interest
of 10%, commencing October 1995.                      5,339               7,491

Loan payable to Southtrust Bank dated
September 1995. Payable in 59 monthly
installments of $3,390 including
interest of 10% commencing October
1995 with a balloon due in September 2000           294,662             292,375
                                                -----------         -----------

TOTAL                                               712,996             991,427

Less: current maturities                            246,481             356,143
                                                -----------         -----------

Long-Term Debt                                  $   466,515         $   635,284
                                                ===========         ===========

Following are maturities of long-term debt as of December 31, 1997 and 1996:

  YEAR ENDED                                       1997                1996
DECEMBER 31,
   1997                                         $        --         $   356,143
   1998                                             246,481             196,230
   1999                                              71,593              77,806
   2000                                              59,321              61,016
   2001                                              39,895              32,951
2002 & beyond                                       295,706             267,281
                                                -----------         -----------
TOTAL                                           $   712,996         $   991,427
                                                ===========         ===========

NOTE 5 - OBLIGATIONS UNDER CAPITAL LEASES

The Companies lease machinery under capital leases expiring in various years through 2002. The assets and liabilities under capital leases are recorded at the lower of the present values of the minimum lease payments or their fair values of the assets. The assets are included in property and equipment and are depreciated over their estimated useful lives.

                          WESTSTAR ENVIRONMENTAL, INC.
                 B & B SEPTIC AND ENVIRONMENTAL SERVICES, INC.
                     COMBINED NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996


NOTE 5 - OBLIGATIONS UNDER CAPITAL LEASE (CONCLUDED)

As of December 31, 1997 and 1996, minimum future lease payments under capital leases are:

  Year ended                                        1997                1996
 December 31,
   1997                                         $        --         $    34,191
   1998                                              79,702              28,500
   1999                                              79,702              23,517
   2000                                              63,290              16,742
   2001                                              36,270                  --
   2002 and Thereafter                                3,023                  --
                                                -----------         -----------
Total minimum lease payments                        261,987             102,950

Less:amounts representing interest                   19,295              16,087
                                                -----------         -----------
Net minimum lease payments                          242,692              86,863

Less current portion                                (68,432)            (24,586)
                                                -----------         -----------
Long term portion                               $   174,260         $    62,277
                                                ===========         ===========

NOTE 6 - OPERATING LEASES

Throughout the year, Weststar Environmental, Inc. rents assets, on a short-term basis, as needed for various projects.

In addition the Company leases vehicles for $1,778 per month, and a copier for $135 per month.

Total rental expense for the years ended December 31, 1997 and 1996 was:

                                                   1997                1996
Autos                                           $    21,338         $    13,140
Equipment                                             1,614                 972
                                                -----------         -----------

Total                                           $    22,952         $    14,112
                                                ===========         ===========

                          WESTSTAR ENVIRONMENTAL, INC.
                 B & B SEPTIC AND ENVIRONMENTAL SERVICES, INC.
                     COMBINED NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996


NOTE 6 - OPERATING LEASES (CONCLUDED)

Minimum annual rental payments for the remainder of these leases are as follows:

  YEAR ENDED
  DECEMBER 31,                                      1997                1996
                                                -----------         -----------
      1997                                      $        --         $    14,112
      1998                                           20,465               9,408
      1999                                            8,200                  --
      2000                                            8,200                  --
      2001                                            8,200                  --
      2002                                            4,784                  --
                                                -----------         -----------
Total Future Minimum Rental Payments            $    49,849         $    23,520
                                                ===========         ===========

NOTE 7 - RELATED PARTY TRANSACTIONS

Weststar Environmental, Inc. and B & B Septic & Environmental Services, Inc. have common ownership and management. For purposes of the combined financial statements, intercompany transactions have been eliminated.

Consulting and engineering fees amounting to $99,950 were paid to Weststar Environmental, Inc. by a company owned by the stockholders of Weststar Environmental, Inc. in 1997.

A loan was made to the Company in the amount of $120,000 during 1997 by a stockholder.

The Company made lease payments in 1997 to a stockholder for $42,000.

The Company was indebted to a stockholder amounting to $215,023 at December 31, 1997.

NOTE 8 - CONTINGENCIES
Government Regulation

Substantially all of the Companies operations are subject to federal, state and local regulations relating to the disposition of environmentally sensitive waste. Compliance with these provisions has not had, nor do the Companies expect such compliance to have, any material effect upon the capital expenditures, net income, financial condition or competitive position of the Companies. Management believes that its current practices and procedures for the control and disposition of such wastes comply with applicable federal,state and local requirements.

                           WESTSTAR ENVIRONMENTAL,INC.
                  B & B SEPTIC AND ENVIRONMENTAL SERVICES,INC.
                     COMBINED NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31,1997 AND 1996


NOTE 9 - INCOME TAXES

B & B Septic and Environmental Services is a C Corporation subject to Federal and State income taxes. B & B Septic and Environmental Services,Inc. had net operating loss carryforwards of $127,573 available for 1997 and $117,425 for 1996 and had net income of $35,522 in 1997 and a net loss of $160,842 for 1996. Therefore, no provision for income taxes are made as of December 31,1997 and 1996. The Company has approximately $ 278,627 of net operating losses to carry over to 1997 and $95,051 to carryover to 1998.Net operating loss carryovers are expected to expire in the year 2012.

NOTE 10 - ECONOMIC DEPENDENCE

The Companies derive a major portion of its revenue from two companies. The loss of business from these companies would have a significant negative impact on its profits.

NOTE 11 - RESTATEMENT

Certain errors, resulting in an overstatement of previously reported assets and understatement of expense of 1996 were corrected in 1997,resulting in the following changes to retained earnings as of December 31,1996 and the related Statement of Income for the year then ended.

                                                 RETAINED               NET
                                                 EARNINGS              LOSS
                                                -----------         -----------
As previously reported                          $    34,422         $   237,102
Understatement of Insurance                         (58,138)            (58,138)
Overstatement of Equipment                         (205,071)           (205,071)
                                                -----------         -----------
         As Adjusted                               (228,787)           (500,311)
                                                ===========         ===========

                          WESTSTAR ENVIRONMENTAL, INC.
                 B & B SEPTIC AND ENVIRONMENTAL SERVICES, INC.
                     COMBINED NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996


NOTE 12 - SUBSEQUENT EVENTS

On February 16,1998 Weststar Environmental,Inc. authorized an additional 9,900,000 shares of stock for a total of 10,000,000 authorized shares. A 15 for 1 stock issuance was made to existing shareholders resulting in 1,400,000 shares issued for a total of 1,500,00 shares outstanding. Par value is stated at $.001 per share. B & B Septic and Environmental Services, Inc. transferred all 100,000 authorized and issued shares to Weststar Environmental, Inc. making B & B Septic and Environmental Services, Inc. a 100% subsidiary of Weststar Environmental,Inc.

On January 1, 1998 Weststar Environmental, Inc. was reverted back to a regular C Corporation for income tax purposes.


NOTE 13 - RECLASSIFICATIONS

Certain reclassifications of 1996 expenses were made within the operating expenses section of the income statement to make expenses presented in 1996 more comparable to 1997 expense items.

================================================================================

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                           ---------------------------


                                TABLE OF CONTENTS
                                                                            PAGE
Prospectus Summary.....................................................
Summary Financial Information..........................................
The Company............................................................
Risk Factors...........................................................
Use of Proceeds........................................................
Market for Common Equity and
  Related Stockholder Matters..........................................
Dilution...............................................................
Capitalization.........................................................
Dividend Policy........................................................
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations............................................
Business...............................................................
Management.............................................................
Certain Transactions...................................................
Principal Stockholders.................................................
Description of Securities..............................................
Underwriting...........................................................
Legal Matters..........................................................
Experts................................................................
Additional Information.................................................
Financial Statements...................................................

                           ---------------------------


UNTIL __________, 1998 (90 DAYS FROM THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================

                                1,000,000 Shares




                          WESTSTAR ENVIRONMENTAL, INC.




                                  ------------
                                   PROSPECTUS
                                  ------------




                                     , 1998




================================================================================

                           WESTSTAR ENVIRONMENTAL INC.

                                     PART II

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Each of the Underwriters has agreed to indemnify the Company, its officers and directors, and each person who controls it within the meaning of
Section 15 of the Securities Exchange Act of 1933 with respect to any statement in or omission from the Registration Statement or the Prospectus or any amendment or supplement thereto if such statement or omission was made in reliance upon information furnished in writing to the Company by such Underwriter specifically for or in connection with the preparation of the Registration Statement, the Prospectus, or any such amendment or supplement thereto.

         The Florida General Corporation Act (the "Florida GCA") empowers a corporation to indemnify its directors and officers and to purchase D&O Insurance with respect to liability arising out of their capacity or status as directors and officers provided that such a provision does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve international misconduct; (iii) for a knowing violation of law arising under the Florida GCA; or (iv) for any transaction from which the director derived an improper personal benefit. Following the completion of this offering, the Company intends to purchase D&O Insurance, if such insurance is available at rates which are satisfactory to the Company.

         The Florida GCA provides further that the indemnification permitted thereunder shall not be deemed exclusive of any rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

         Article 7 of the Company's Articles of Incorporation eliminates the personal liability of officers and directors to the fullest extent permitted by law.

         The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is a statement of estimated expenses in connection with the issuance and distribution of the securities being registered, other than selling discounts and commissions:

Securities and Exchange Commission Registration Fee ..........       $  1,873.28
NASD Filing Fee ..............................................          1,135.01
Blue Sky Legal Fees and Expenses .............................         25,000.00
Printing and Engraving Expenses ..............................         40,000.00
Transfer Agent's Fees and Expenses ...........................          2,500.00
Accounting Fees and Expenses .................................         38,000.00
Legal Fees and Expenses ......................................         95,000.00
Miscellaneous Expenses .......................................         10,000.00
                                                                     -----------
     Total Estimated Expenses ................................        213,508.29
                                                                     ===========

----------
         All such expenses will be borne by the Company.


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         The Company did not issue any shares of Common Stock during the years ended December 31, 1997; December 31, 1996 and December 31, 1995. Pursuant to the amendment of the Company's articles of incorporation on February 16, 1998, increasing the Company's authorized capital from 100,000 shares of Common Stock, $1 par value, to 10,000,000 shares of Common Stock, $.001 par value, the Company authorized and effected a stock split. Pursuant to such stock split, the 100,000 outstanding shares of Common Stock, $1 par value, were converted at the rate of 15 for 1 into 1,500,000 shares of Common Stock, $.001 par value, all of which remain currently issued and outstanding. Subsequent to the certificate amendment and stock split, the following unregistered securities were issued by the Company. No underwriting discounts or commissions were paid in connection with the issuance of such securities.

         As of February 1998 the Company issued an aggregate of 190,000 shares of Common Stock for services rendered or to be rendered, to Thomas C. Souran (100,000 shares), Environmental and Financial Consulting Inc. (50,000 shares) and Milling Law Offices (40,000 shares).

         The shares issued to Thomas C. Souran were issued in connection with a January 1, 1998 Consultant Agreement between the Company and Mr. Souran. The shares issued to Milling Law Offices were issued in connection with legal services. The shares issued to Environmental and Financial Consulting Inc. were issued in connection with financial consulting services rendered by Environmental and Financial Consulting Inc. to the Company in 1997 with regard to arranging several commercial loans for the Company. As of March 9, 1998, William Perry, a principal shareholder of the Company, has owned Environmental and Financial Consulting, Inc.

         All of such purchasers acknowledged that they were acquiring such securities for investment. Restrictive legends were placed on all stock certificates issued in said transactions and stop transfers were placed against all such certificates. Exemption from registration under the Securities Act of 1933, as amended, was claimed pursuant to Section 4(2) of said Act.


ITEM 27.  EXHIBITS

EXHIBIT NO.   ITEM
-----------   ----

    1.1       Form of Agreement Among Underwriters
    1.2       Form of Underwriting Agreement
    1.3       Form of Selected Dealer Agreement
    1.4       Form of Representative's Warrant
    1.5       Form of Financial Consulting Agreement

    2. Agreement and Plan of Reorganization dated as of April 29, 1997 by and among the Company, Northstar Holding Corp., Weststar Acquisition Corp., B&B Acquisition Corp., B&B Septic and Environmental Services, Inc. and Michael E. Ricks

    3.1       Articles of Incorporation file June 26, 1990
    3.2       Amendment to Articles of Incorporation filed March 12, 1993
    3.3       Amendment to Articles of Incorporation filed February 16, 1998
    3.4       By-laws

    4.        Specimen Common Stock Certificate

    5.        Opinion and Consent of Counsel

    10.1 Employment Agreement dated April 28, 1997 between the Company and Michael E. Ricks

    10.2 Promissory Note dated October 7, 1998 issued by the Company to G&W Framing Contractors, Inc.

    10.3 Staff Leasing Agreement, dated April 10, 1996 between the Company and Staff Leasing II, L.P.

    10.4 Asset Sale and Purchase Agreement dated as of October 4, 1996 between the Company and CBP Resources, Inc.

    10.5      Agreement between the Company and Food Lion, Inc. dated August 20,
              1996.

    10.6 Contract dated October 31, 1997 between the Company and the Jacksonville Electric Authority

    10.7 Consultant Agreement dated as of January 1, 1998 between the Company and Thomas C. Souran

    21. Subsidiaries - The Company's sole subsidiary, which is wholly-owned, is B&B Septic and Environmental Services, Inc., a Florida corporation

    23. Consent of Reddish & White, CPA's, independent certified public accountants

    27.       Financial Data Schedule


ITEM 28.  UNDERTAKINGS

         (a)      Rule 415 Offering

                  The undersigned Company will:

                  (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                           (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii) Include any additional or changed material information on the plan of distribution not previously disclosed in the Registration Statement.

                  (2) For determining any liability under the Securities Act, that each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

         (b)      Indemnification

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to in Item 14 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c)      Rule 430A

                  The undersigned Company will:

                  (1) For determining any liability under the Securities Act of 1933, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

                  (2) For determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered therein, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Jacksonville, State of Florida, on the 14th day of April, 1998.

                                    WESTSTAR ENVIRONMENTAL INC.

                                    By /s/ Michael E. Ricks
                                       ----------------------------
                                       MICHAEL E. RICKS, President

         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

         Signatures                              Title                Date

Principal Executive Officer:

/s/ Michael E. Ricks                           President          April 14, 1998
---------------------------
MICHAEL E. RICKS

Principal Financial and Accounting Officer:

/s/ Keith M. Carter                            Treasurer          April 14, 1998
---------------------------
KEITH M. CARTER

A Majority of the Board of Directors:

/s/ Michael E. Ricks                           Director           April 14, 1998
---------------------------
MICHAEL E. RICKS

/s/ William B. Gray                            Director           April 14, 1998
---------------------------
WILLIAM B. GRAY

/s/ Keith Carter                               Director           April 14, 1998
---------------------------
KEITH M. CARTER

/s/ Dr. John S. Posner                         Director           April 14, 1998
---------------------------
DR. JOHN S. POSER

/s/ Thomas F. Fey                              Director           April 14, 1998
---------------------------
THOMAS F. FEY

                                               Director
---------------------------
MICHAEL J. GEORGE

                         WESTSTAR ENVIORNMENTAL, INC.

                                EXHIBIT INDEX
                                -------------


EXHIBIT NO.   DESCRIPTION
-----------   -----------

    1.1       Form of Agreement Among Underwriters
    1.2       Form of Underwriting Agreement
    1.3       Form of Selected Dealer Agreement
    1.4       Form of Representative's Warrant
    1.5       Form of Financial Consulting Agreement

    2. Agreement and Plan of Reorganization dated as of April 29, 1997 by and among the Company, Northstar Holding Corp., Weststar Acquisition Corp., B&B Acquisition Corp., B&B Septic and Environmental Services, Inc. and Michael E. Ricks

    3.1       Articles of Incorporation file June 26, 1990
    3.2       Amendment to Articles of Incorporation filed March 12, 1993
    3.3       Amendment to Articles of Incorporation filed February 16, 1998
    3.4       By-laws

   *4.        Specimen Common Stock Certificate

   *5.        Opinion and Consent of Counsel

    10.1 Employment Agreement dated April 28, 1997 between the Company and Michael E. Ricks

    10.2 Promissory Note dated October 7, 1998 issued by the Company to G&W Framing Contractors, Inc.

    10.3 Staff Leasing Agreement, dated April 10, 1996 between the Company and Staff Leasing II, L.P.

    10.4 Asset Sale and Purchase Agreement dated as of October 4, 1996 between the Company and CBP Resources, Inc.

    10.5      Agreement between the Company and Food Lion, Inc. dated August 20,
              1996.

    10.6 Contract dated October 31, 1997 between the Company and the Jacksonville Electric Authority

    10.7 Consultant Agreement dated as of January 1, 1998 between the Company and Thomas C. Souran

    21. Subsidiaries - The Company's sole subsidiary, which is wholly-owned, is B&B Septic and Environmental Services, Inc., a Florida corporation

    23. Consent of Reddish & White, CPA's, independent certified public accountants

  **27.       Financial Data Schedule

----------------------------

   * To be filed by amendment.

  ** Filed on EDGAR.